Exhibit 10(p)

EXECUTION COPY

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of October 21, 2002

between

XEROX LEASE FUNDING LLC

as Borrower,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Lender

INDEX OF APPENDICES

Annex A	- Definitions
Annex B	- Loss Rates
Annex C	- Historical Loss Data
Annex D-1	- Pre-Effective Date Credit Approval Policy
Annex D-2	- Post-Effective Date Credit Approval Policy
Annex E	- Calculation of Discount Rate and Funding Amount
Exhibit 1.1(b)	- Form of Additional Term Note
Exhibit 1.1(c)(ii)	- Form of Incremental Data Certification
Exhibit 1.1(c)(v)	- Form of Incremental Borrowing Request
Exhibits 2.3(e)(i) through (iii)	- Forms of Nixon Peabody LLP Legal Opinions
Exhibit 2.3(f)	- Form of Xerox General Counsel Opinion
Exhibit 2.3(g)	- Form of Skadden, Arps, Slate, Meagher & Flom LLP Legal Opinion
Exhibits 2.3(h)(i) and (ii)	- Forms of Weil, Gotshal & Manges LLP Legal Opinions
Exhibit 2.3(i)	- Form of General Electric Capital Corporation Counsel Opinion
Schedule 1.1(a)	- Existing Term Loans
Schedule 2.4(v)	- Concentration Threshholds
Schedule 9.19(f)	- Amended and Restated Documents
Disclosure Schedule 3.2	- Executive Offices; State of Organization; Trade Names; FEIN
Disclosure Schedule 3.10	- ERISA Plans

AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of October 21, 2002, between XEROX LEASE FUNDING LLC, a Delaware limited liability company (“Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as lender (“Lender”).

RECITALS

These Recitals shall be construed as part of this Agreement.

A. Borrower and Lender are parties to a Loan Agreement dated as of November 20, 2001 (as amended to the date hereof, the “Existing Loan Agreement”).

B. Pursuant to the terms of the Existing Loan Agreement, Lender has made the Existing Term Loans (as defined below) to Borrower.

C. Pursuant to the Framework Agreement (as defined below), Borrower has agreed to provide Lender the first opportunity to make loans against certain Financing Contracts (as defined below) on the terms and conditions set forth in the Program Agreement (as defined below) and Lender has agreed, on the terms and conditions set forth herein, to make such loans.

D. Borrower has requested that Lender amend and restate the Existing Loan Agreement on the terms and conditions set forth herein (i) to amend the terms and conditions of the Existing Term Loans and (ii) in order to effect the agreements referred to in Recital C above, to make Additional Incremental Term Loans (as defined below) to Borrower, in an aggregate principal amount not exceeding for all such Additional Incremental Term Loans at any time outstanding, the Maximum Amount (as defined below).

E. Borrower and Lender do not intend that this Agreement constitute a novation of the Existing Term Loans or any of the Obligations (as defined below) under the Existing Loan Agreement or evidence any repayment of such Existing Term Loans or Obligations, but that this Agreement only amend and restate in its entirety the Existing Loan Agreement and provide for Additional Incremental Terms Loans as set forth herein.

F. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A, and, for purposes of this Agreement, the rules of construction set forth in Annex A shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

AMOUNT AND TERMS OF CREDIT

1.1. Credit Facilities.

(a) Existing Term Loan Facility. Schedule 1.1(a)(i) sets forth the original principal amount of the Term Loans heretofore made by Lender to Borrower under the Existing Loan Agreement (each, an “Existing Term Loan” and collectively the “Existing Term Loans”), each of which is evidenced by the corresponding promissory note in the form of Exhibit 1.1(a)(ii) or 1.1(a)(iii) of the Existing Loan Agreement (each an “Existing Term Note” and collectively, the “Existing Term Notes”). From and after the Effective Date, the Existing Term Loans shall be governed by the terms of this Agreement.

(b) Additional Incremental Term Loan Facility. Lender agrees, on the terms and conditions set forth herein, to make loans (each an “Additional Incremental Term Loan”) to Borrower, on each Incremental Closing Date during the period from the Effective Date until a Termination Event shall have occurred, in a principal amount equal to the Funding Amount for such Additional Incremental Term Loan; provided, in no event shall Lender be obligated to make any Additional Incremental Term Loan hereunder if the then aggregate outstanding principal amount of all Additional Incremental Term Loans, together with the principal amount of the proposed Additional Incremental Term Loan, would exceed the Maximum Amount. All Additional Incremental Term Loans shall be evidenced by one promissory note in the form of Exhibit 1.1(b) (the “Additional Term Note” and collectively with the Existing Term Notes, the “Notes”).

(c) Borrowing Procedures for Additional Incremental Term Loans.

(i) Additional Incremental Term Loans shall be made only on an Incremental Closing Date unless otherwise agreed by Lender.

(ii) Not later than the fifth (5th) Business Day of each calendar month, Borrower shall deliver (or cause Portfolio Servicer to deliver) to Lender a Data Certification for a proposed Additional Incremental Term Loan.

(iii) Upon Lender’s receipt of a Data Certification, Lender shall have five (5) Business Days in which to review such Data Certification and deliver to Borrower an Exception Notice or Acceptance Notice. If Lender determines that (a) any of the components or calculations contained in or delivered in connection with such Data Certification are erroneous, inaccurate or incomplete or (b) in Lender’s reasonable judgment any of the components or calculations contained in or delivered in connection with such Data Certification would cause any of the conditions precedent set forth in Section 2.4 and 2.5 not to be satisfied, then in either such case Lender shall give the Borrower and the Portfolio Servicer notice thereof (which may, at Lender’s option, be telephonic or written, an “Exception Notice”), specifying in reasonable detail, to the extent known to Lender and practicable, the nature of such errors, inaccuracies, omissions and/or other matters with a view to assisting Borrower in identifying the actions, if any, required to cure the same. If Lender does not have a basis to deliver an Exception Notice, then Lender shall deliver to Borrower written notice of its acceptance thereof (an “Acceptance Notice”); provided that if Lender has not completed its determination as to whether it has a basis to deliver an Exception Notice, then prior to issuing an Acceptance Notice Lender shall be entitled to request (either telephonically or in writing) a five (5) Business Day extension of the time frame in which Lender must deliver either an Exception Notice or Acceptance Notice, and Borrower agrees not to unreasonably withhold its consent (which may be oral or written) to any such extension requested by Lender. If Lender fails to deliver either an Exception Notice or Acceptance Notice on or prior to the fifth Business Day (or if such time period is extended pursuant to the foregoing sentence, tenth Business Day) after Lender’s receipt of a Data Certification, then such Data Certification shall be deemed rejected by Lender. Nothing in this Section 1.1(c)(iii) shall limit Borrower’s right to submit a subsequent Data Certification with respect to Financing Contracts covered by a Data Certification deemed rejected pursuant to the preceding sentence. Except as required to be disclosed in an Exception Notice, Lender’s failure to identify any (or each and every) error, inaccuracy or omission in an Exception Notice, or in connection with Lender’s acceptance of a Data Certification, shall not constitute a waiver of Lender’s rights or remedies under this Agreement or any other Related Transaction Document.

(iv) If Lender gives Borrower an Exception Notice, Borrower shall (or shall cause Portfolio Servicer to) correct the previously delivered Data Certification with respect to the matters identified in such Exception Notice and submit a modified Data Certification to Lender as soon as practicable, but in any event no later than five (5) Business Days after Borrower’s receipt of such Exception Notice, whereupon the process set forth in subsections (ii) and (iii) and this subsection (iv) shall be repeated until Lender accepts the Data Certification pursuant to an Acceptance

Notice. Such corrections shall include, without limitation, (x) deleting Financing Contracts from such Data Certification, but only if any matters identified with respect to such Financing Contracts cannot be cured after Borrower’s (or Xerox’s) use of commercially reasonable efforts to cure such matters without deleting such Financing Contracts and (y) in the case of correcting any potential failure to satisfy the conditions precedent set forth in clauses (d), (e) or (v) of Section 2.4, as applicable, deleting Financing Contracts from such Data Certification such that after giving effect to such deletions the conditions precedent set forth in clauses (d), (e) or (v) of Section 2.4, as applicable, will be satisfied. In connection with the correction of any Data Certification, Borrower shall use its commercially reasonable efforts to maximize the principal amount of the proposed Additional Incremental Term Loan to which such Data Certification relates.

(v) Within two (2) Business Days after Lender has accepted a particular Data Certification Borrower shall, subject to Section 1.1(d), deliver to Lender a Borrowing Request (each such date of delivery, a “Borrowing Request Delivery Date”), based on such accepted Data Certification specifying an Incremental Closing Date which is three (3) Business Days after the date of delivery of such Borrowing Request.

(vi) If Borrower determines that any condition precedent set forth in (A) Section 2.4 will not be satisfied as of the relevant Borrowing Request Delivery Date or (B) Section 2.5 will not be satisfied as of the relevant Incremental Closing Date, then, in either case, concurrently with Borrower’s delivery of a Borrowing Request pursuant to Section 1.1(c)(v), Borrower shall deliver to Lender a written request for a waiver of such condition(s) precedent specifying in reasonable detail the event(s) or circumstance(s) giving rise to the non-satisfaction of such condition(s) precedent (a “Waiver Request”).

(vii) If Borrower delivers a Waiver Request to Lender in accordance with the terms set forth above, then Borrower shall not be liable for any charges and assessments referred to in Section 1.1(c)(ix) in respect of the related Borrowing Request. If Lender grants the relief set forth in the Waiver Request (or such other relief as may be agreed to in writing by Borrower and Lender) then (A) the Incremental Closing Date specified in such Borrowing Request shall be automatically extended to the third Business Day after Lender grants such relief; (B) the Borrowing Request Delivery Date (including, without limitation, for purposes of Section 2.4) shall be deemed to be the date Lender grants such relief; and (C) all representations, warranties and certifications in the related Borrowing Request shall be deemed made as of such new Borrowing Request Delivery Date. If Lender does not grant the waivers set forth in the Waiver Request (or other relief as may be agreed to in writing by Borrower and Lender) on or prior to the proposed Incremental Closing Date set forth in the related Borrowing Request, then such Borrowing Request shall be deemed terminated as of such proposed Incremental Closing Date; provided that, except as otherwise expressly provided in the Program Agreement, (x) Lender shall not be deemed to forfeit its rights under the Program Agreement with respect to the Candidate Financing Contracts covered by such Borrowing Request, (y) Lender shall not be released of its obligations to make Term Loans relating to such Candidate Financing Contracts if included in subsequent Data Certifications in accordance with the terms and conditions of this Agreement (including Sections 2.4 and 2.5) and (z) Borrower shall be entitled and obligated to include such Candidate Financing Contracts in any subsequent Incremental Data Certification and related Borrowing Request submitted by Borrower under this Section 1.1.

(viii) Upon satisfaction of all of the conditions set forth above and in Sections 2.4 and 2.5, as applicable, Lender shall make the Additional Incremental Term Loan specified in such Borrowing Request in a principal amount equal to the Funding Amount for such Additional Incremental Term Loan.

(ix) Except as set forth in Section 1.1(c)(vii), once executed and delivered a Borrowing Request shall be irrevocable by Borrower. In addition to all amounts required to be paid by Borrower pursuant to Section 1.4, Borrower shall compensate Lender for any and all charges or assessments imposed by Lender on its Vendor Financial Services operating business as a result of the failure of a proposed Term Loan to be funded on the date specified therefor in an irrevocable Borrowing Request related thereto for any reason (other than as a result of a wrongful refusal by Lender, in violation of the terms of this Agreement, to make the Term Loan in accordance with the terms hereof); provided that Borrower’s liability for such charges or assessments shall not exceed the amount of interest that would have accrued on the principal amount of such proposed Additional Incremental Term Loan specified in the Borrowing Request relating thereto (with such interest to be calculated at the proposed Discount Rate specified in the Borrowing Request relating to such proposed Additional Incremental Term Loan) during the period from and including the date of the proposed Incremental Closing Date for such proposed Additional Incremental Term Loan as specified in the related Borrowing Request to but excluding the next Business Day occurring after such proposed Incremental Closing Date. Furthermore, Borrower shall not be liable for any such charges or assessments unless Lender makes a demand therefor within ten (10) Business Days after the proposed Incremental Closing Date that describes the calculation and amount of such assessments.

(d) Minimum Funding Amounts. Notwithstanding anything to the contrary contained in this Agreement, (i) Borrower shall not be obligated to submit any Borrowing Request with respect to any Incremental Data Certification unless the principal amount of the proposed Additional Incremental Term Loan is at least $10,000,000; and (ii) Lender shall not be obligated to make any Additional Incremental Term Loan unless the principal amount thereof is at least $2,500,000. If Borrower or Lender exercise their rights under this Section 1.1(d), Borrower shall not be excused from its obligation to deliver the related Data Certification as provided in Section 1.1(c)(ii) and all Financing Contracts covered by such Data Certification must be included in the next Data Certification required to be submitted by Borrower pursuant to Section 1.1(c)(ii).

(e) Excluded Financing Contracts. If Lender waives one or more elements of the definition of Excluded Financing Contract with respect to any Candidate Financing Contract, Lender shall be deemed to have also waived any breach of the representations, warranties and covenants as to such Candidate Financing Contract made in any Related Transaction Document, to the extent (and solely to the extent) such breach is based on the existence of the element so waived. A waiver of any such element, representation, warranty or covenant as to any particular Candidate Financing Contract shall not be deemed a waiver of any other element or a waiver with respect to any other Candidate Financing Contract.

(f) Reliance on Certifications and Requests. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request or Data Certification purporting to be executed by an Authorized Officer of Borrower and believed by Lender to be genuine. Lender may assume that each Person purporting to be an Authorized Officer of Borrower executing and delivering such a request was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary.

1.2. Use of Proceeds.

(a) Borrower shall utilize the proceeds of the Existing Term Loans (net of the proceeds otherwise required to be applied pursuant to Sections 1.3(b) and 1.4(b)) solely to finance the payments required to be made by Borrower to Xerox pursuant to Section 2.01 of the Sale and Contribution Agreement in respect of the Tier I Transfers made on the applicable Closing Date.

(b) Borrower shall use the proceeds of each Additional Incremental Term Loan solely to make the payments required to be made by Borrower to Xerox pursuant to Section 2.01 of the Sale and Contribution Agreement in respect of the Tier I Transfers made on the Closing Date of such Additional Incremental Term Loan.

1.3. Cash Management System

(a) Establishment and Maintenance of Accounts.

(i) Payment Account and Related Accounts. On or before the Initial Closing Date, each of the Lockboxes, Lockbox Deposit Accounts, Lockbox Concentration Account and the Payment Account shall have been established in accordance with the terms of the Lockbox Account Agreement (as in effect on the Initial Closing Date) and Payment Account Agreement (as in effect on the Initial Closing Date), as applicable, and the Collateral Agent shall have legal title to each of the Lockboxes, Lockbox Deposit Accounts, Lockbox Concentration Account and the Payment Account for the benefit of the Beneficial Owners (as of the Initial Closing Date), and each such agreement shall be in full force and effect.

(ii) GE Capital Control Account. On or before the Initial Closing Date, Borrower shall have established an account with Citibank, N.A. in the name of Borrower (the “GE Capital Control Account”) under account number 795253 and with respect to which Lender has sole dominion and control and a perfected, first priority security interest therein and the funds on deposit therein pursuant to the Deposit Account Control Agreement (as in effect on the Initial Closing Date).

(iii) Other Monetization Accounts. On or before the Initial Closing Date, each of the Monetization Accounts and the Controlled Accounts (other than the GE Capital Control Account) shall have been established in accordance with the terms of the Allocation Agreement.

(b) Funding of the Holdback Account. (1) On the Initial Closing Date, pursuant to the letter of direction delivered by Borrower pursuant to Section 2.1(l) of the Existing Loan Agreement, Lender caused $75 million of the proceeds of the Initial Term Loan to be deposited in the Holdback Account.

(ii) On the first Incremental Closing Date, pursuant to the letter of direction delivered by Borrower pursuant to Section 2.3(i) of the Existing Loan Agreement, Lender caused $40 million of the proceeds of such Incremental Term Loan to be deposited in the Holdback Account.

(iii) On the second Incremental Closing Date, pursuant to the letter of direction delivered by Borrower pursuant to Section 2.3(i) of the Existing Loan Agreement, Lender caused $35 million of the proceeds of such Incremental Term Loan to be deposited in the Holdback Account.

(c) Return of Funds in the Controlled Accounts. On the Termination Date, Lender shall cause all funds then on deposit in the Controlled Accounts (other than any funds necessary to pay third party service and supply providers through the Termination Date, or, if later, through the earlier to occur of (X) the date at which Lender may terminate the contract(s) with such third party service or supply providers without penalty and (Y) the date which is one (1) year following the Termination Date) to be transferred to the MPE 1 Account.

1.4. Interest, Fees and Principal

(a) Interest Rate. Interest shall accrue on each outstanding Term Loan at a rate per annum equal to the Discount Rate specified in the Initial Borrowing Request or Incremental Borrowing Request, as applicable, related thereto.

(b) Fees. (i) Borrower has paid to Lender on the Initial Closing Date a non-refundable origination fee equal to 0.65% of the amount of the Initial Term Loan made by Lender.

(ii) Borrower has paid to Lender on each Incremental Closing Date occurring prior to the Effective Date, a non-refundable origination fee equal to (a) 0.65% of the amount of the Term Loan made by Lender on such Closing Date minus (b) the sum of the Fee Credit Amounts (calculated as of the Tagging Date relating to the relevant Replacement Financing Contracts) for all Replacement Financing Contracts listed on the Statement of Cash Flows for such Incremental Closing Date and which were acquired by Borrower from Xerox on such Incremental Closing Date.

(c) Application of Monthly Aggregate Payment Amount. With respect to each outstanding Term Loan, on each Actual Application Date, Lender shall cause the Monthly Aggregate Payment Amount to be applied or distributed from the GE Capital Control Account as follows:

(i) if, as of such Actual Application Date, no Turbo Event shall have occurred and be continuing:

first, to all accrued and unpaid interest on such Term Loan for the Applicable Interest Period (and any prior Applicable Interest Period(s));

second, to the outstanding principal balance of such Term Loan to the extent necessary to reduce the outstanding principal balance thereof to the corresponding Targeted Principal Balance for such Term Loan as of the immediately preceding Determination Date (after giving effect to any adjustment to such Targeted Principal Balance based on the information contained in the related Settlement Report);

third, to all accrued and unpaid interest on each other Term Loan;

fourth, to the outstanding principal balance of each other Term Loan to the extent necessary to reduce the outstanding principal balance thereof to the corresponding Targeted Principal Balance for such Term Loan as of the immediately preceding Determination Date (after giving effect to any adjustment to such Targeted Principal Balance based on the information contained in the related Settlement Report); and

fifth, to the MPE 1 Account;

provided, however, if sufficient funds are not available to fund all payments to be made in respect of any category of Obligation described in the third or fourth clauses above, the available funds being applied to such Obligations shall be allocated to the payment of such Obligations on a Term Loan-by-Term Loan basis, beginning with the oldest outstanding Term Loan and continuing thereafter in chronological order of the outstanding Term Loans, based on the date on which each Term Loan was advanced.

(ii) if, as of such Actual Application Date, a Turbo Event shall have occurred and be continuing, then first as set forth in clauses first through fourth of subclause (i) above, and thereafter:

first, to the remaining outstanding principal balance of all outstanding Term Loans until each such Term Loan has been paid in full;

second, to any other Obligations then due and owing; and

third, to the MPE 1 Account;

provided, however, if sufficient funds are not available to fund all payments to be made in respect of any category of Obligation described in the first clause above, the available funds being applied to any such Obligations shall be allocated to the payment of such Obligations on a Term Loan-by-Term Loan basis, beginning with the oldest outstanding Term Loan and continuing thereafter in chronological order of the outstanding Term Loans, based on the date on which each Term Loan was advanced; and provided further if Lender affirmatively waives in writing the failure of Borrower to have satisfied any condition precedent set forth in Sections 2.4 or 2.5 which failure also constitutes a Turbo Event, such Turbo Event shall be deemed, for purposes of this Section 1.4(c), to cease to be continuing.

(d) Computation of Interest. All computations of interest shall be made by Lender on the basis of a 365/366-day year, as applicable, in each case for the actual number of days occurring in the Applicable Interest Period for which such interest is payable. For purposes of computing interest on the Obligations as of any date, no deposits to the GE Capital Control Account shall be deemed received by Lender until applied in accordance with Section 1.4(c).

(e) Acceptance of Settlement Report. The acceptance by Lender of the Settlement Report after the Settlement Date to which it relates shall not be deemed to be a waiver by Lender of any failure by Borrower to perform any provision of this Agreement or any Default or Event of Default arising from such failure or otherwise related to the delivery of such Settlement Report.

(f) Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “maximum lawful rate”), then so long as the maximum lawful rate would be so exceeded, the rate of interest payable hereunder shall be equal to the maximum lawful rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the maximum lawful rate, Borrower shall continue to pay interest hereunder at the maximum lawful rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the applicable Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (e), unless and until the rate of interest again exceeds the maximum lawful rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the maximum lawful rate. If the maximum lawful rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the maximum lawful rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.4(f), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the maximum lawful rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.4(c) and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

1.5. Loan Account and Accounting.

Lender shall maintain a loan account (the “loan account”) on its books to record the borrowing of the Initial Term Loan and any borrowing of an Incremental Term Loan, all payments made by or on behalf of Borrower and all other debits and credits as provided in this Agreement with respect to the Term Loans or any other Obligations. All entries in the loan account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the loan account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error and subject to each of Borrower’s and Lender’s rights under the Allocation Agreement to receive Misapplied Proceeds and/or Misdirected Contract Payments which may affect the balance reflected in the loan account, be presumptive evidence of the amounts due and owing by Borrower under this Agreement; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.

1.6. Indemnity.

(a) Borrower’s Indemnification. Borrower shall indemnify and hold harmless each Indemnified Person from and against any and all Damages which may be suffered or incurred by any such Indemnified Person resulting from, arising out of, based on or relating to (i) credit having been extended, suspended or terminated under this Agreement (including by reason of Borrower’s failure to satisfy any condition to lending set forth in Article II hereof) and the other Loan Documents, the administration of such credit and/or the enforcement of Lender’s rights and remedies under the Related Transaction Documents (except that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any indemnified liabilities result from that Indemnified Person’s gross negligence, willful misconduct or violation of law) and (ii) any representations, warranties, covenants and/or obligations set forth in any Related Transaction Document (other than those made by Lender) which have been breached or are otherwise unfulfilled, incorrect, untrue, misleading or inaccurate (as applicable).

(b) Lender’s Indemnification. Lender shall indemnify and hold harmless each Indemnified Person from and against any and all Damages which may be suffered or incurred by such Indemnified Person resulting from, arising out of, based on or relating to, any breach of Lender’s warranties set forth in Section 3A.1 or Lender’s breach of contract arising from (i) any failure by Lender to perform its contractual obligations hereunder (except that Lender shall not be liable for any indemnification to any Indemnified Person to the extent that any indemnified liabilities result from that Indemnified Person’s gross negligence, willful misconduct or violation of law) and (ii) any representations, warranties, covenants and/or obligations set forth in any Related Transaction Document (other than those made by any Transaction Party) which have been breached or are otherwise unfulfilled, incorrect, untrue misleading or inaccurate (as applicable).

(c) GENERAL LIMITATION. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

1.7 Taxes.

(a) Tax Forms. Lender shall provide Borrower with a completed IRS Form W-9 (or other applicable IRS forms) and all required renewals thereof (or any successor forms).

(b) Gross-Up. Any and all payments made or deemed made by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.7, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.7) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(c) Other Taxes. Borrower shall be obligated to pay any stamp or documentary Taxes or any other excise Taxes arising from any payment made hereunder or under the Notes or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, the Term Loans or Borrower’s obligations hereunder.

(d) Borrower Indemnity. Borrower shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes paid by Lender on or with respect to this Agreement or the Notes, or with respect to any payment hereunder or under the Notes, and any liability (excluding penalties and additions to Taxes imposed solely as a result of Lender’s willful misconduct, negligence or violation of law) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. If Lender receives a refund of all or any part of indemnified Taxes paid by Borrower, Lender shall promptly pay Borrower the amount of such refund.

(e) Withholding Tax Liability. In the event that Lender assigns all or any portion of the Term Loans or grants a participation therein, Lender shall be the paying agent and “withholding agent” (within the meaning of section 1.1441-7 of the Treasury regulations) with respect to any such assignment or participation (and, in addition, shall be responsible for any related federal information reporting). Lender shall indemnify and, within ten (10) days of demand therefor, pay Borrower for the full amount of any and all federal withholding taxes (including interest, penalties and additions to taxes) for which Borrower is liable as the “withholding agent” (within the meaning of section 1.1441-7 of the Treasury regulations) with respect to payments made on (i) any participation in the Term Loans granted by Lender or (ii) Term Loans that have been assigned by Lender.

(f) Tax Receipts. As soon as reasonably practicable after the payment of any indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably available to Borrower and satisfactory to Lender.

(g) After-Tax Basis. All payments under Section 1.7(d) or (e) shall be made on an “after-tax” basis, by increasing the amount of any payment as necessary so that after payment of all Taxes imposed on such payment the recipient receives an amount equal to the same it would have received had no Taxes been payable thereon.

(h) Assignees and Participants. The provisions and indemnity of this Section 1.7 do not apply to any Taxes, or any liability with respect thereto, which may be incurred by any successor, assignee (including without limitation any foreign branch, division or Affiliate of Lender) or participant of Lender to the extent the indemnity payable hereunder is greater than the amount that would have resulted if such successor, assignee or participant were GE Capital, a U.S. corporation.

(i) Notice/Contest. If Lender receives notice of a claim for Taxes the liability for which is imposed on Borrower pursuant to this Section 1.7, Lender shall provide prompt notice of such claim and shall contest, upon the request of and at the sole expense of Borrower, such claim for Taxes (but only if such contest may be made in good faith). Lender will not settle the subject claim without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed, unless and to the extent Lender waives its right to payment of the amount owing by Borrower under this Section 1.7.

(j) Tax Treatment. Borrower and Lender agree, for federal and state income tax purposes, to treat the Term Loans as debt of Borrower and not to treat Lender as the owner of any Collateral or Equipment which is subject to a lease agreement (and not as entitled to any depreciation thereon). Neither Borrower nor Lender shall take any position for federal or state income tax purposes contrary to the foregoing (whether on its tax returns or otherwise) unless required to do so by a taxing authority.

1.8. Single Loan.

All Term Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

1.9. Earnings on Funds in Controlled Accounts.

The funds on deposit in each Controlled Account shall be invested in one or more Specified Investments; provided, that Lender shall not be liable for any loss of principal or income on such funds due to the choice of Specified Investments or any conversion of invested funds into cash when such funds are required to be released or applied to any obligation under a Related Transaction Document. No interest or other amounts earned on funds on deposit shall constitute Collateral. All interest or other amounts earned on funds in the Controlled Accounts shall be payable to Borrower and reported as such for income tax purposes. On each Actual Application Date, prior to the application of funds in the GE Capital Control Account in accordance with Section 1.4(c), Lender shall cause all interest income (net of losses) actually earned on the funds on deposit in each Controlled Account (as determined by Portfolio Servicer and specified on the related Settlement Report) to be distributed to the MPE 1 Account.

1.10. Service Provider Preparation of Certain Documents.

Borrower hereby agrees that notwithstanding the fact that after the JV Operational Date, the JV will initially prepare the Incremental Data File and Statement of Cash Flows for Term Loans made after such date, Borrower is and continues to be responsible for the accuracy of each Incremental Data File, Statement of Cash Flows and the Incremental Data Certification and calculations, analyses, any notices or certifications related to any and all Term Loans (and each other component thereof) and any representation or warranty contained herein or in any other Loan Document relating thereto. Borrower hereby waives as a defense to any inaccuracy of any portion of any such Incremental Data File, Statement of Cash Flows, the Incremental Data Certification related thereto and calculations, analyses, any notices or certifications, or any representation or warranty contained herein or any other Loan Document with respect thereto, that such information was initially prepared by the JV. Nothing in this Section 1.10 shall be deemed to constitute a waiver of Borrower’s rights or remedies against the JV under or pursuant to any Related Transaction Document.

ARTICLE II

CONDITIONS PRECEDENT

2.1. Conditions to the Initial Term Loan.

Lender shall not be obligated to make the Initial Term Loan on the Initial Closing Date, or to take, fulfill, or perform any other action or obligation hereunder, until the conditions set forth in Sections 2.1 and 2.2 of the Existing Loan Agreement have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender.

2.2. Conditions to the Existing Incremental Term Loans.

Lender shall not be obligated to make any Existing Incremental Term Loan until the conditions set forth in Sections 2.2 and 2.3 of the Existing Loan Agreement have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender.

2.3. Conditions to Effective Date.

This Agreement shall not be effective, and Lender shall not be obligated to take, fulfill or perform any action or obligation hereunder, until the conditions set forth in this Section 2.3 have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s reasonable judgment, or waived by Lender in writing.

(a) Certain Documents. Lender shall have received, in each case, in form and substance reasonably satisfactory to it (i) this Agreement duly executed by Borrower and delivered to Lender; (ii) the Security Agreement duly executed by Borrower, together with all instruments, documents and agreements executed pursuant thereto; (iii) the Collateral Assignment duly executed by each Transaction Party which is a party thereto; (iv) the Lockbox Account Agreement duly executed by Borrower, MPE 2, the Collateral Agent and the Lockbox Bank; (v) the Payment Account Agreement duly executed by the Collateral Agent and all other Persons party thereto; (vi) the Allocation Agreement duly executed by Borrower, Lender and each other Transaction Party which is a party thereto; (vii) the

Program Agreement duly executed by Xerox, Borrower and MPE 2; (viii) the Deposit Account Control Agreement duly executed by Borrower and the Depository Bank; and (ix) any other agreement referenced in the definition of Related Transaction Documents which has been amended and/or restated in connection with the transactions contemplated by this Agreement, in each case duly executed by each party thereto;

(b) Charter and Good Standing Certificate. For each Transaction Party (other than XCC and the JV), such Person’s (i) charter (or other equivalent organizational documentation) and all amendments thereto, (ii) good standing certificates (including verification of good standing as to franchise taxes other than with respect to Xerox) in its state of organization or formation, as applicable, each certified as of the Effective Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment;

(c) Bylaws and Resolutions. For each Transaction Party (other than XCC and the JV), (i) such Person’s bylaws, operating agreement or limited partnership agreement, as applicable, together with all amendments thereto and (ii) resolutions of such Person’s Board of Directors (or equivalent managers) and Stockholders, if required, approving and authorizing the execution, delivery and performance of the Loan Documents and the other Related Transaction Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Effective Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment;

(d) Incumbency Certificates. For each Transaction Party (other than XCC), signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents or the other Related Transaction Documents, certified as of the Effective Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete;

(e) Opinions of Nixon Peabody. Lender shall have received duly executed originals of opinions of Nixon Peabody LLP, counsel for the Transaction Parties, each in the forms set forth as Exhibits 2.3(e)(i) through (iii) hereto, respectively;

(f) Opinion of Xerox General Counsel. Lender shall have received duly executed originals of an opinion, in the form set forth as Exhibit 2.3(f) hereto, of the General Counsel or an Associate General Counsel of Xerox addressed to Lender;

(g) Opinion of Skadden Arps. Lender shall have received duly executed originals of opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Transaction Parties, in the form set forth as Exhibit 2.3(g) hereto;

(h) Opinions of Lender’s Counsel. Lender shall have received duly executed originals of opinions of Weil, Gotshal & Manges LLP, counsel for Lender, each in the forms set forth as Exhibits 2.3(h)(i) through (iii) hereto, respectively; provided that neither Xerox nor any other Person (other than Lender) shall be entitled to rely on the opinions in the forms of Exhibits 2.3(h)(i) and (ii);

(i) Opinion of GE Capital Operations Counsel. Lender shall have received duly executed originals of an opinion, in the form set forth as Exhibit 2.3(i) hereto, of an Operations Counsel of GE Capital addressed to MPE 1 and Xerox;

(j) Security Interests and Code Filings. Lender shall have received evidence satisfactory to Lender that Lender has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Transaction Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of

Liens) as Lender may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Transaction Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Tier I Transfers and Equipment and Tax Payment Transfers;

(k) Borrower’s Certificate. Lender shall have received a certificate in form and substance reasonably satisfactory to Lender, from an Authorized Person of Borrower, certifying that as of the date hereof:

(i) No Down-Grade of Index Debt. (i) All Index Debt of Xerox is rated at least “B+” by S&P and at least “B1” by Moody’s, and (ii) Xerox has Index Debt rated by both S&P and Moody’s,

(ii) No Litigation. No Litigation has been commenced against Xerox which would require Xerox, in accordance with GAAP as in effect as of September 11, 2001, to recognize a liability or post a reserve in respect thereof, in either case, in excess of $500 million,

(iii) No Default. No Default or Event of Default under (and as defined in) the Existing Loan Agreement has occurred and is continuing, and

(iv) Approvals. Borrower and the other Transaction Parties have obtained all required consents and approvals of all Persons (including, without limitation, all requisite Governmental Authorities) to the execution, delivery and performance of this Agreement, the other Loan Documents and the other Related Transaction Documents;

(l) Required Lenders Confirmation. Lender shall have received a confirmation in the form attached hereto as Exhibit 2.3(l) pertaining to the Existing Revolving Credit Agreement and executed by the Required Lenders (as defined therein); and

(m) Other Documents. Lender shall have received such other certificates, documents and agreements respecting any Transaction Party as Lender may, in its reasonable discretion, request.

The execution and delivery by Borrower of this Agreement shall be deemed to constitute, as of the date of such execution and delivery, (X) a representation and warranty by Borrower that the statements set forth in clauses (i) through (iv) of subsection 2.3(k) are true and correct as of the date hereof and (Y) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

2.4. Conditions to Each Additional Incremental Loan.

Lender shall not be obligated to make any Additional Incremental Term Loan (including without limitation, the initial Additional Incremental Term Loan) on any Closing Date if, either before or after giving pro forma effect to such Additional Incremental Term Loan, one or more of the conditions set forth in Section 2.5 and in this Section 2.4 shall not, as of the related Borrowing Request Delivery Date, have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s reasonable judgment, or waived in writing by Lender.

(a) Sale and Contribution Agreement. All of the representations and warranties set forth in subclauses (a)(iv) (as to the valid transfer of the Transferred Assets), (a)(xii), (a)(xiii) and (b) through (e) of Section 4.01 of the Sale and Contribution Agreement in respect of the Candidate Financing Contracts and related Transferred Assets to be acquired on such Incremental Closing Date by Borrower from Xerox pursuant to the Sale and Contribution Agreement shall be true and correct in all respects;

(b) Compliance with Credit Policy. Each of the Candidate Financing Contracts included in the relevant Data Certification shall have been approved by the Portfolio Servicer in compliance with the Credit Policy unless otherwise specifically approved in writing by Lender.

(c) Additional Related Transaction Documents. Lender shall have received, prior the making of the initial Additional Incremental Term Loan, the duly executed original of the Additional Term Note dated as of the Effective Date. Lender shall have received duly executed copies of each Related Transaction Document which was not executed and delivered to Lender as part of any prior Tier I Transfer or prior Equipment and Tax Payment Transfer and which relates to the Tier I Transfer or Equipment and Tax Payment Transfer to occur on the relevant Incremental Closing Date.

(d) Service Coverage Test. The Service Coverage Test in respect of the Candidate Financing Contracts (taken as a whole) has been satisfied in accordance with Section 4.01(c)(xxii) of the Sale and Contribution Agreement.

(e) Supply Coverage Test. The Supply Coverage Test in respect of the Candidate Financing Contracts (taken as a whole) has been satisfied in accordance with Section 4.01(c)(xxii) of the Sale and Contribution Agreement.

(f) Compliance with Section 1.1(c). Borrower shall have complied with its obligations under Section 1.1(c).

(g) Loss Rate Adjustments. The Portfolio Servicer shall have delivered to Lender and Borrower the information required to permit the Loss Rates to be adjusted in accordance with Section 6.20 and such Loss Rates applicable to such Candidate Financing Contracts shall have been adjusted in compliance with Section 6.20 (including as a result of any automatic adjustment mechanism contained in Annex B).

(h) Accuracy of Certain Representations and Warranties.

(i) Except for the representations and warranties expressly referred to in subsection (ii) below and Section 2.5(d) all of the representations and warranties of Borrower contained in this Agreement shall be true and correct (except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be true and correct as of such earlier date)).

(ii) All of the representations and warranties contained in the following provisions shall be true and correct except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be true and correct as of such earlier date) and except to the extent that the failure of any such representation or warranty to be true and correct would not give rise, individually or in the aggregate, to either a Prospective Collateral Defect or a Separateness/True Sale Concern: (A) clause (d) of Section 3.1, the last sentence of Section 3.4, the third sentence of Section 3.21, the second sentence of Section 3.22 and Section 3.24 and (B) to the extent applicable to Financing Contracts then comprising the Portfolio (and not the Candidate Financing Contracts) the second sentence of Section 3.4 and Sections 3.25 and 3.26.

(i) Related Transaction Document Representations and Warranties. Except as set forth in clauses (a) and (h) above and clause (o) below, all of the representations and warranties of any Transaction Party contained in the Related Transaction Documents (other than this Agreement) shall be true and correct in all material respects.

(j) Performance of Certain Loan Agreement Covenants. Borrower shall have performed, kept and observed all of the provisions of Section 1.2, Article IV (other than Section 4.01(e) thereof), clauses (a) and (b) of Section 5.1, Sections 5.3, 6.1, 6.3, 6.4, 6.5, 6.6, Section 6.8 through Section 6.17, clauses (a) and (b) of Section 6.18 and Section 6.19 and Borrower’s charter shall not have been revoked or otherwise terminated by its state of organization.

(k) Compliance with Section 4.01(e). Borrower shall have performed, kept and observed all of the provisions of Section 4.01(e) if, in Lender’s reasonable determination, the information requested thereunder by Lender which has not been timely delivered is necessary for Lender to determine whether any other condition precedent set forth in this Section 2.4 or Section 2.5 has been or will be satisfied as of the required date for satisfaction of such condition precedent.

(l) Compliance with Section 6.2. Borrower shall have performed, kept and observed all of the provisions of Section 6.2 unless any noncompliance therewith either (i) would not give rise to Prospective Collateral Defect or a Separateness/True Sale Concern or (ii) involves investments, loans, advances or acquisitions exceeding, in the aggregate, $1 million.

(m) Compliance with Sections 6.7 and 6.18. Borrower shall not have created, or suffered a Lien to be created, in contravention of Section 6.7 or clause (c) of Section 6.18 unless (i) any such Lien was not created by or assented to by Borrower, (ii) the Person asserting or creating such Lien is not the PBGC, (iii) the Person asserting or creating such Lien has not taken any action to enforce such Lien, (iv) Borrower has created a reserve on its books for such Lien and (v) either (A) Borrower has, within thirty (30) days from the date such Lien was initially asserted or created, contested such Lien and diligently prosecuted such contest so that such Lien and any claim relating thereto has been released no later than the sixtieth (60th) day following the initial assertion or creation of such Lien or (B) if such Lien relates only to Financing Contracts then comprising the Portfolio (and not to Candidate Financing Contracts) such Lien would not, either individually or in the aggregate with all other Liens, give rise to a Prospective Collateral Defect or a Separateness/True Sale Concern.

(n) Compliance with Certain Affirmative Covenants. Borrower shall have performed, kept and observed all of the provisions of clauses (c) and (d) of Section 5.1, and Sections 5.2 and 5.4 unless either (i) such noncompliance would not give rise to a Prospective Collateral Defect or a Separateness/True Sale Concern or (ii) Borrower shall have failed to cure such noncompliance within thirty (30) days from the earlier to occur of (A) the knowledge of any Responsible Person of Borrower (or the knowledge of any Responsible Person of any other Transaction Party other than the JV) of such failure or neglect and (B) the date on which Lender provided notice of such failure or neglect to Borrower.

(o) Other Covenants in the Loan Agreement and Warranties in the Related Transaction Documents. Borrower shall have performed, kept and observed all other material provisions of this Agreement or of any of the other Loan Documents (other than provisions covered by any other subsection of this Section 2.4 or Section 2.5) except to the extent such noncompliance would not give rise to a Prospective Collateral Defect or a Separateness/True Sale Concern.

(p) Certain Sale and Contribution Agreement Representations and Warranties. All of the representations and warranties made by Xerox in any of subsections (a)(iv) (as to the valid transfer of the Transferred Assets), (a)(xii), (a)(xiii), (b), (c), (d) and (e) of Section 4.01 of the Sale and Contribution Agreement shall be true and correct with respect to the Financing Contracts and Transferred Assets then comprising the Portfolio as of the date when made or deemed made except to the extent either (i) Xerox shall have repurchased from Borrower the Financing Contract to which such representation or warranty relates on the date on which any such repurchase may be required by the terms of the Sale and Contribution Agreement or (ii) Xerox shall have made the payments (if any) required by Article V or Section 6.04 of the Sale and Contribution Agreement on or before the date such payment is required by the Sale and Contribution Agreement.

(q) Judgments. There are no final judgments or judgments for the payment of money outstanding against Borrower which have not, within thirty (30) days after the entry thereof, been discharged or the execution thereof stayed or bonded pending appeal (unless such judgments have been discharged prior to the expiration of any such stay).

(r) Valid and Binding Agreements. Each material provision of each Loan Document and other Related Transaction Documents shall be valid, binding and enforceable in accordance with its terms (and no Transaction Party other than the JV (when acting at the direction or with the concurrence of GE Capital) shall have challenged the enforceability of any Loan Document or other Related Transaction Document or shall have asserted in writing, or engaged in any action or inaction based on any such assertion, that any provision of any of the Loan Documents or other Related Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms) unless such failure, challenge or assertion would not give rise to a Prospective Collateral Defect or a Separateness/True Sale Concern.

(s) Undertaking and Replacement Agreement. Xerox shall have performed, kept and observed the provisions of Section 6.01 of the Undertaking and Replacement Agreement within ten (10) Business Days after the date specified in such Section 6.01 for compliance therewith.

(t) Compliance with Other Related Transactions Documents. Except as otherwise specified in this Section 2.4, each Transaction Party other than Borrower or the JV shall have performed, kept and observed each of the provisions of the Loan Documents and other Related Transaction Documents (other than subsections (f) and (j) of Section 6.01 of the Sale and Contribution Agreement) except to the extent any noncompliance therewith would not give rise to a Prospective Collateral Defect or a Separateness/True Sale Concern.

(u) Compliance with Section 6.01(k) of the Sale and Contribution Agreement. Xerox shall have performed, kept and observed the provisions of Section 6.01(k) of the Sale and Contribution Agreement.

(v) Concentration Percentage; Obligor Exposure. Either (i) the Concentration Percentage with respect to any Obligor under any Candidate Financing Contract does not exceed one percent (1%) or (ii) the Obligor Exposure for such Obligor does not exceed the dollar amount specified for such Obligor, if any, on Schedule 2.4(v) (as such Schedule may be modified from time to time by Lender in its sole discretion, by giving notice of such modification to Borrower).

The request and acceptance by Borrower of the proceeds of any Additional Incremental Term Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that except to the extent described in a Waiver Request, the conditions in this Section 2.4 have been satisfied, (ii) a representation and warranty that any conditions imposed by Lender to the effectiveness of any waiver granted by Lender of a condition precedent described in a Waiver Request have been satisfied and (iii) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

2.5. Closing Date Conditions to Each Additional Incremental Term Loan.

Lender shall not be obligated to make any Additional Incremental Term Loan on any Incremental Closing Date unless the conditions set forth in this Section 2.5 shall have been, as of such Incremental Closing Date, satisfied or provided for in a manner satisfactory to Lender, in Lender’s reasonable judgment, or waived in writing by Lender.

(a) Defaults, Events of Default. No Default or Event of Default shall have occurred and be continuing.

(b) GE Termination Event. No GE Termination Event shall have occurred and be continuing.

(c) Title, Liens. Borrower shall have good and marketable title to each of the Candidate Financing Contracts free and clear of all Liens except Liens in favor of Lender and Permitted Liens and Lender shall have a valid, enforceable and first priority Lien thereon.

(d) Certain Representations. The representations and warranties set forth in Sections 3.1(a) and (c) and in Section 3.3 (other than clauses (e) and (g)) and Section 3.7 shall be true and correct in all respects.

(e) Material Agreements and Consents. The representations and warranties contained in clauses (e) and (g) of Section 3.3 shall be true and correct with respect to all periods prior to the instant Incremental Closing Date with respect to (A) all agreements referred to in such clause (e) that are material and (B) all consents or approvals required from any Person which is not also a Governmental Authority in respect of any material agreements referred to in clause (A) above, respectively.

(f) Certain Covenants. Borrower shall be in compliance with Sections 5.16, 6.1 and 6.14 of this Agreement.

(g) Tagging Date Current. No Candidate Financing Contract has a Tagging Date that precedes the related Incremental Closing Date by more than thirty (30) days.

(h) Delinquent Payments. Neither Xerox nor Borrower shall have failed to make any payment to Borrower or Lender due under any of the Related Transaction Documents within five (5) Business Days after written demand therefor from Lender, unless (i) Xerox or Borrower, as the case may be, is in good faith disputing its obligation to make such payments and gives Lender written notice thereof within five (5) Business Days of its receipt of such written demand and (ii) if the aggregate amount of all such disputed payments exceeds $250,000, Xerox or Borrower, as applicable, shall, within two (2) Business Days after written request therefor from Lender, have deposited cash in an amount equal to the aggregate amounts so disputed into an escrow account (with documentation governing such account in form and substance reasonably satisfactory to Lender, the “Escrowed Funds”). Any and all of Borrower’s rights in and to the Escrowed Funds shall constitute additional Collateral for the payment of the Obligations. Upon the resolution of the dispute pertaining to a particular amount of Escrowed Funds, such Escrowed Funds shall be released to the party legally entitled thereto (and if such party is Borrower or Lender, such funds shall be deposited directly from such escrow account into the Payment Account and allocated and distributed in accordance with the Allocation Agreement and Payment Account Agreement).

The request and acceptance by Borrower of the proceeds of any Additional Incremental Term Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.5 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

2.6. Cure.

If, at any date of determination, Borrower fails to satisfy a condition precedent set forth in Section 2.4 or 2.5, such condition precedent shall (solely for purposes of Sections 2.4 and 2.5, and without limiting Lender’s rights under Section 5.14 or under any other Related Transaction Document, be deemed cured if and when the event or circumstance which is the basis for such failure shall cease to exist and the adverse consequences to Borrower and Lender arising therefrom shall have been reversed or remedied if necessary to the extent that, after giving effect to such reversal or remedy, such condition precedent would, on a pro forma basis after giving effect to such remediation, have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES BY BORROWER

To induce Lender to make the Term Loans, Borrower makes the following representations and warranties to Lender and its successors and permitted assigns, each and all of which shall survive the execution and delivery of this Agreement.

3.1. Limited Liability Company Existence; Compliance with Law.

Borrower (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, and proposed to be, conducted; (d) has all necessary and material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its certificate of formation and operating agreement (and any other constituent documents); and (f) is in compliance in all material respects with all material applicable Requirements of Law.

3.2. Chief Executive Office; State of Organization; FEIN

As of each Closing Date, the current location of Borrower’s chief executive office, state of organization and charter number are set forth in Disclosure Schedule (3.2). In addition, Disclosure Schedule (3.2) lists the federal employer identification number of Borrower and any trade names used or proposed to be used by Borrower.

3.3. Power, Authorization, Enforceable Obligations

The execution, delivery and performance by Borrower of the Related Transaction Documents to which it is a party, the creation of all Liens provided for therein and the consummation by Borrower of the transactions contemplated thereby: (a) are within Borrower’s power; (b) have been duly authorized by all necessary or proper limited liability company action; (c) do not contravene any provision of Borrower’s certificate of formation and operating agreement (or any other constituent documents); (d) do not violate any applicable Requirements of Law, or any order or decree of any court or Governmental Authority applicable to Borrower; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement, commitment or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of, or the giving of notice to, the registration with, or the taking of any action in respect of, any Governmental Authority or any other Person, except those referred to in Section 2.3(k), all of which will have been duly obtained, made or complied with prior to and be effective as of each Closing Date. Each of the Related Transaction Documents to which Borrower is a party has been duly executed and delivered by Borrower and each such Related Transaction Document constitutes a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

3.4. Ownership of Property Liens.

Borrower does not own, lease or sublease any real property other than as permitted in the Separateness Agreement. Borrower has good and marketable title to all of its personal property and assets. As of each Closing Date, none of the properties and assets of Borrower are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that may result in any Liens other than Permitted Encumbrances. Borrower has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect its right, title and interest in and to all of its assets.

3.5. Labor Matters.

Borrower does not have any paid employees or paid officers.

3.6. Outstanding Stock; Investments.

All of the issued and outstanding Stock of Borrower is directly owned legally and beneficially by Xerox, and such Stock is validly issued, fully paid and nonassessable and is not subject to any Lien. There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities. All of the issued and outstanding Stock of MPE 2 is directly owned legally and beneficially by Borrower and such stock is validly issued, fully paid and nonassessable and is not subject to any Lien. Borrower does not have any Subsidiaries other than MPE 2. Borrower has no investments other than Specified Investments and the Stock of MPE 2.

3.7. Government Regulation.

Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Term Loans by Lender to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions do not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.8. Margin Regulations.

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Borrower does not own any Margin Stock, and none of the proceeds of the Term Loans or other extensions of credit under this Agreement have been used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Term Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.

3.9. Charges.

All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). If any Tax return filed by Borrower has been or is currently being audited by any applicable Governmental Authority, there are no material assessments currently outstanding or threatened material assessments in connection with such audited Tax returns. Borrower has not executed or filed with any Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Borrower is not liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to its knowledge, as a transferee.

3.10. ERISA.

(a) Borrower does not sponsor or contribute to any “employee benefit plan” as such term is defined in Section 3(3) of ERISA. To Borrower’s knowledge, neither Xerox nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan except to the extent the failure to make such contribution or pay such amount would not (i) subject Xerox or any ERISA Affiliate (other than Borrower) to any liability, in excess of $1,000,000, singly or in the aggregate or (ii) subject Borrower to a lien described in Section 412(n) of the IRC. To Borrower’s knowledge, neither Xerox nor any ERISA Affiliate has engaged in a “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan of such ERISA Affiliate, that could subject Borrower or such ERISA Affiliate to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule (3.10) or where the failure of any of the following to be true would not give rise to (A) a funding obligation required by Section 412 of the IRC or Section 302 of ERISA that Xerox or any of its ERISA Affiliates (other than Borrower) fails to timely pay, or a termination liability under Title IV of ERISA that Xerox or any of its ERISA Affiliates (other than Borrower) fails to timely pay, in either case, in excess of $1,000,000, singly or in the aggregate, or (B) a lien described in Section 412(n) of the IRC against Borrower’s assets: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) neither Xerox nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan maintained by Xerox or any ERISA Affiliate; (iv) within the last five (5) years no Title IV Plan of Xerox or any ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of Xerox or any ERISA Affiliate (determined at any time within the last five (5) years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of Xerox or any ERISA Affiliate (determined at such time); and (v) except in the case of any ESOP, Stock of Xerox and all ERISA Affiliates makes up, in the aggregate, no more than ten percent (10%) of the fair market value of the assets of any Title IV Plan maintained by Xerox or any ERISA Affiliate measured on the basis of fair market value as of the latest valuation date of any such Plan.

3.11. No Litigation; Agent for Service of Process.

No Litigation is now pending or, to the knowledge of Borrower, threatened against any Transaction Party (a) that challenges any Transaction Party’s right or power to enter into or perform any of its obligations under the Related Transaction Documents to which it is a party, or the validity or enforceability of any Related Transaction Document or any action taken thereunder, (b) that seeks to prevent the consummation of the Related Transactions on an Incremental Closing Date or (c) that relates to or affects any of the Candidate Financing Contracts or related Transferred Assets. As of the Initial Closing Date there was, and as of the Effective Date there is, no Litigation pending or, to Borrower’s knowledge, threatened against Borrower. CSC Corporation is Borrower’s agent for service of process in the State of New York.

3.12. Brokers.

Except for Merrill Lynch, which was retained by Xerox in connection with transactions relating to Related Transactions occurring prior to the Effective Date only, no broker or finder brought about the obtaining, making or closing of the Related Transactions, and neither Borrower nor any Affiliate thereof (other than Xerox) has any obligation to any Person, including Merrill Lynch, in respect of any finder’s or brokerage fees in connection therewith.

3.13. Full Disclosure.

To the knowledge of an Authorized Officer of Borrower, after due inquiry, no material information contained in this Agreement, any of the other Loan Documents, or any of the other Related Transaction Documents, or any collateral reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement contains or will contain any material misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.

3.14. Solvency.

Both before and after giving effect to (a) the Term Loans to be made on the Initial Closing Date and each Incremental Closing Date, (b) the disbursement of the proceeds of such Term Loans pursuant to the instructions of Borrower, (c) the consummation of the other Related Transactions, (d) the payment by Borrower of any dividends as permitted herein and (e) the payment and accrual of all transaction costs in connection with the foregoing, Borrower is and will be Solvent.

3.15. Liabilities.

Other than (a) the liabilities, commitments or obligations (whether absolute, accrued, contingent or otherwise) arising under or in respect of the Related Transaction Documents, (b) immaterial amounts due and payable in the ordinary course of business of a special-purpose company, (c) liabilities owing by Borrower to any Obligor for which Borrower is entitled to indemnification from the Portfolio Servicer and (d) liabilities not exceeding in the aggregate $7.5 million for which Borrower is entitled to indemnification from Xerox, Borrower does not have any liabilities, commitments or obligations (whether absolute, accrued, contingent or otherwise), whether due or to become due.

3.16. Controlled Accounts.

Each of the Controlled Accounts is free and clear of any Lien (other than the Lien in favor of Lender).

3.17. Bulk Sales.

The execution, delivery and performance of the Related Transaction Documents do not require compliance with any “bulk sales” law by Borrower or any other Transaction Party.

3.18. Business.

Since its formation, Borrower has conducted no business other than (i) the acquisition of Transferred Assets from Xerox under the Sale and Contribution Agreement, (ii) the contribution of the Equipment, Sales Tax Payments and Uplift Payments to MPE 2 under the Contribution Agreement, (iii) the execution and delivery of the Related Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby (including the borrowing of the Term Loans) and (iv) such other activities as are incidental to each of the foregoing.

3.19. Consideration for Transferred Assets.

(a) Borrower shall have given reasonably equivalent value to Xerox in consideration for each Tier I Transfer and no such transfer shall have been made for or on account of an antecedent debt owed by Borrower to Xerox. The purchases by and contributions to Borrower constitute valid and true sales and transfers for consideration (and not merely a pledge of the Transferred Assets for security purposes), and shall be effective protection against any claim by a creditor of Xerox to the Transferred Assets and no such Transferred Assets shall constitute property of Xerox.

(b) MPE 2 shall have given reasonably equivalent value to Borrower in consideration for the transfers made to it pursuant to the Contribution Agreement and no such transfer shall have been for or on account of an antecedent debt owed by MPE 2 to Borrower. The contributions to MPE 2 constitute valid and true sales and transfers for consideration (and not merely a pledge of the assets subject to each Equipment and Tax Payment Transfer for security purposes), and shall be effective protection against any claim by a creditor of Borrower to such assets and no such assets shall constitute property of Borrower.

3.20. Separate Existence.

Borrower is operated as an entity with assets and liabilities distinct from those of Xerox and MPE 2, and Borrower acknowledges that Lender is entering into the Loan Documents in reliance upon Borrower’s identity as a separate legal entity from each of Xerox and MPE 2. From and after the date of its formation, Borrower has been and will be operated in such a manner as to comply with (a) the provisions of its constituent documents and (b) the Separateness Agreement.

3.21. Tier I Transfer.

The Sale and Contribution Agreement is the only agreement pursuant to which Borrower purchases or acquires Transferred Assets or any other assets. Borrower has furnished to Lender true, correct and complete copies of each Related Transaction Document to which Borrower is a party, each of which is in full force and effect. Neither Borrower nor any other Transaction Party is in default of any of its obligations under the Related Transaction Documents. Upon the purchase by or contribution to Borrower of each Financing Contract under the Sale and Contribution Agreement and prior to giving effect to any Equipment and Tax Payment Transfer, Borrower shall be the lawful owner of, and have good title to, the Transferred Assets, free and clear of any Liens (except for Permitted Encumbrances). All Transferred Assets are purchased without recourse to Xerox except as described in the Sale and Contribution Agreement.

3.22. Equipment and Tax Payment Transfer.

The Contribution Agreement is the only agreement pursuant to which Borrower transfers the Equipment, Sales Tax Payments and Uplift Payments or any other assets to MPE 2. Upon the contribution to MPE 2 of the Equipment, Sales Tax Payments and Uplift Payments under the Contribution Agreement, MPE 2 shall be the lawful owner of, and have good title to, the Equipment, Sales Tax Payments and Uplift Payments, free and clear of any Liens (except for Permitted Encumbrances). All Equipment, Sales Tax Payments and Uplift Payments are transferred without recourse to Borrower except as described in the Contribution Agreement.

3.23. Borrower’s Tax Election.

Borrower has not made any election to be treated as a corporation and, consequently, it will be treated as a disregarded entity for United States federal income tax purposes.

3.24. No Violation of Law.

(a) Borrower owns and operates, and at all times since its acquisition thereof has owned and operated, each of the Transferred Assets (other than the Equipment, Sales Tax Payments and Uplift Payments transferred to MPE 2) in compliance with all Requirements of Law applicable to it, including but not limited to laws pertaining to usury, installment or conditional sales and sales financing, (b) neither the billing and collection nor enforcement of any Financing Contract or Credit Enhancement in accordance with the terms thereof has resulted or will result in the violation of any Requirement of

Law applicable to it, (c) Borrower has not received any written notice of violation of any Requirement of Law from any Governmental Authority relating to the acquisition, collection, administration or enforcement of any Financing Contract or Credit Enhancement and (d) Borrower is not subject to any judgment, writ, decree, injunction or order of any Governmental Authority relating to the foreclosure, acquisition or disposition of any Transferred Asset or, in each case, any transactions or activities incidental thereto.

3.25. Data Files; Statement of Cash Flows; Borrowing Request.

(a) The Data File delivered as a part of any Initial Data Certification or Incremental Data Certification, as applicable, is and on the relevant Closing Date will be, true, complete and correct in all respects as of the Tagging Date for the Financing Contracts included in such Data File.

(b) The Statement of Cash Flows delivered as a part of any Initial Data Certification or Incremental Data Certification, as applicable, is and on the relevant Closing Date will be true, complete and correct in all respects as of the Tagging Date for the Financing Contracts included in such Statement of Cash Flows.

(c) The calculations contained in any Data Certification and Borrowing Request delivered in connection with any Term Loan have been calculated in accordance with the terms of this Agreement.

3.26. Lien Priority.

The Liens granted to Lender pursuant to this Agreement and the other Collateral Documents are and will at all times be fully perfected first priority Liens in and to the Collateral described herein and therein.

ARTICLE III-A

REPRESENTATIONS AND WARRANTIES BY LENDER

3A.1 To induce Borrower to enter into this Agreement, Lender makes the following representations and warranties to Borrower, each and all of which shall survive the execution and delivery of this Agreement:

(a) Power, Authorization, etc. The execution, delivery and performance by Lender of the Related Transaction Documents to which it is a party and the consummation by Lender of the transactions contemplated thereby: (i) are within Lender’s power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not contravene any provision of Lender’s charter or by-laws (or any other constituent documents); (d) do not violate any applicable Requirements of Law, or any order or decree of any court or Governmental Authority applicable to Lender; (iv) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement, commitment or other instrument to which Lender is a party or by which Lender or any of its property is bound; and (v) do not require the consent or approval of, or the giving of notice to, the registration with, or the taking of any action in respect of, any Governmental Authority or any other Person (other than the filing of any UCC-1 financing statements against Borrower).

(b) Enforceable Obligations. Each of the Related Transaction Documents to which Lender is a party has been duly executed and delivered by Lender and each such Related Transaction Document constitutes a legal, valid and binding obligation of Lender enforceable against it in accordance with its terms.

ARTICLE IV

NOTICE REQUIREMENTS

4.1. Notices .

(a) Borrower hereby agrees that from and after the Initial Closing Date and until the Termination Date, it shall deliver to Lender the following:

(b) Default Notices. As soon as practicable, and in any event within five (5) Business Days after an officer or manager of Borrower has actual knowledge of the existence of any Default or any Event of Default, telephonic or telecopied notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(c) Litigation. Promptly upon learning thereof, written notice of any Litigation commenced or threatened against Borrower or any allegation of criminal misconduct by Borrower.

(d) Revocations, Etc. Promptly upon learning thereof, copies of any notice that (i) any license, permits, charter registration or approval necessary for the conduct of Borrower’s business has been or may be revoked, terminated, limited or modified in any adverse way or (ii) Borrower is to cease and desist any practice, procedure or policy employed by it in the conduct of its business.

(e) Adverse Claim. Immediately upon learning thereof, notice of any Adverse Claim made or asserted against any of the Financing Contracts then owned by Borrower.

(f) Other Documents. Within five (5) Business Days after receipt thereof, such other financial and other information respecting Borrower’s business or financial condition as Lender shall, from time to time, reasonably request.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower agrees that from and after the Initial Closing Date and until the Termination Date:

5.1. Maintenance of Existence and Conduct of Business.

Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited liability company and its rights, licenses, franchises and privileges under the laws of each jurisdiction where the ownership of its properties and the conduct of its business require such qualification; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (3.2).

5.2. Payment of Charges.

Subject to Section 5.2(b), Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(a) Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges described in Section 5.2(a); provided, (i) adequate reserves with respect to such contest are maintained on the books of Borrower, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence reasonably acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

5.3. Books and Records; Access.

(a) Borrower shall keep, at its principal place of business, adequate books and records with respect to its business activities, separate from those of Xerox or any of its Affiliates, in which full, true and correct entries, reflecting all financial transactions, are made in accordance with GAAP and Requirements of Law.

(b) Borrower shall, during normal business hours, from time to time upon five (5) Business Days’ prior notice, at Lender’s sole expense, and as frequently as Lender determines to be appropriate, but not more than once during any three-month period if no Default or Event of Default then exists: (i) provide Lender and any of its officers, employees and agents (collectively, its “representatives”) access to its properties, facilities, advisors and employees (including officers) of Borrower and to the Collateral, (ii) permit Lender, and any of its representatives, to inspect, audit and make extracts from Borrower’s books and records and (iii) permit Lender, and its representatives, to inspect, review, evaluate and make test verifications and counts of the Collateral of Borrower. If a Default or Event of Default has occurred and is continuing, or if access is necessary to preserve or protect the Collateral as determined by Lender, Borrower shall provide such access during normal business hours and without advance notice. Borrower shall make available to Lender and its representatives, as quickly as is possible under the circumstances, originals or copies of all books and records that Lender or such representative may reasonably request; provided that if no Default or Event of Default then exists, Lender shall not make more than one such request in any three-month period. Borrower shall deliver any document or instrument necessary for Lender and its representatives, as Lender may from time to time reasonably request, to obtain Records from any service bureau or other Person that maintains Records for Borrower, and shall maintain duplicate Records or supporting documentation on media, including computer tapes and discs owned by Borrower; provided that if no Default or Event of Default then exists, Lender shall not make more than one such request in any three-month period. Notwithstanding the foregoing, in no event shall the provisions of this Section 5.3(b) abrogate or otherwise limit any rights of Lender to have access to any Transaction Party (including Borrower) and/or otherwise audit any Transaction Party (including Borrower) pursuant to the express terms of any other Related Transaction Document to which Lender is a party.

5.4. Compliance with Laws.

(a) Borrower shall comply in all material respects with all Requirements of Law applicable to it and to the Transferred Assets.

(b) Borrower shall cause the Portfolio Servicer to perform its obligations with respect to, and otherwise comply in all material respects with, the applicable Policies in regard to the Transferred Assets.

5.5. Intellectual Property.

Borrower will conduct its business and affairs without infringement of or interference with any intellectual property of any other Person in any material respect.

5.6. Further Assurances.

Borrower agrees that it shall, at its expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

5.7. Defense of Collateral.

Borrower shall defend the right, title, claim of possession and interest of Lender in, to and under the Collateral, whether now existing or hereafter created, against all claims of third parties claiming through or under Borrower, MPE 2 or Xerox. Borrower will duly fulfill all material obligations on its part to be fulfilled under or in connection with each item of Collateral and will do nothing to impair its rights or the rights of Lender in such Collateral. Borrower shall pay any property, excise, transfer or similar Taxes arising with respect to the Collateral or on account of the transactions contemplated by the Related Transaction Documents.

5.8. Purchase of Financing Contracts.

Borrower shall purchase Financing Contracts solely pursuant to the Sale and Contribution Agreement.

5.9. Collateral Records.

Borrower shall maintain and implement, or cause the Portfolio Servicer to maintain and implement, administrative and operating procedures (including, without limitation, an ability to recreate Records in the event of the destruction of the originals thereof consistent with the disaster recovery procedures of Xerox delivered to Lender prior to the Initial Closing Date), and keep and maintain, or cause to be kept and maintained, all Records and other information reasonably necessary or advisable for the collection of the Contract Payments and administration of the Transferred Assets.

5.10. Related Transaction Documents.

Borrower shall comply with the terms of, employ the procedures outlined in, and enforce the obligations of Xerox and MPE 2 under all of the Related Transaction Documents to which Borrower is a party.

5.11. Financing Contract Matters; Delivery of Settlement Report.

Borrower shall promptly remit to the Portfolio Servicer all notices, financial statements and other deliveries and information received by it from any Obligor under the Financing Contracts. Borrower shall deliver copies of all documents required by Xerox’s credit or investment approval with respect to each Financing Contract to the Portfolio Servicer. Borrower shall cause the Portfolio Servicer to deliver, on each Settlement Date, the Settlement Report for the immediately preceding Settlement Period.

5.12. Redirection Notices.

With respect to any Obligor to whom Xerox shall not have delivered an Initial Monetization Invoice prior to the applicable Closing Date, Borrower shall, pursuant to the Initial Monetization Invoice issued to such Obligor, direct such Obligor (by means of including the correct address for a Lockbox on the face of such invoice), to remit all Contract Payments and/or payments with respect to IM/Pooling Contracts invoiced to such Obligor on or after the date of such Initial Monetization Invoice (other than the Excluded Payments) in respect of such Obligor’s Financing Contract to a Lockbox; provided that the fact that an Obligor has been given an option to remit its Contract Payment by means of (a) electronic funds transfer to either the EFT Lockbox Account or the EBPP Lockbox Account or (b) credit card to the Credit Card Lockbox Account shall not cause Borrower to be in violation of this Section 5.12 (except to the extent otherwise provided in the Program Agreement or the Sale and Contribution Agreement).

5.13. Deficiency Payments.

If Xerox shall not have deposited into the Payment Account the amount required to be paid by it pursuant to any of Section 2.17(b), Article V or Section 6.04 or Section 6.05 of the Sale and Contribution Agreement in respect of any Financing Contract, then Borrower shall, within one (1) Business Day after such payment was required to be paid into the Payment Account pursuant to the Sale and Contribution Agreement, deposit into the Payment Account an amount equal to the excess of the aggregate amount which would have been distributed to any of the Controlled Accounts in accordance with the terms of the Allocation Agreement and Payment Account Agreement if Xerox had made the required deposit over the amount, if any, deposited by Xerox into the Payment Account.

5.14. Indemnity for Gap Period.

Borrower shall indemnify and hold harmless each Indemnified Person from and against any and all Damages which may be suffered or incurred by such Indemnified Person resulting from, arising out of, based on or relating to, the failure by Borrower to satisfy, as of any Incremental Closing Date, any of the conditions precedent set forth in subsections (a) through (v) of Section 2.4, notwithstanding that, for purposes of Section 2.4, satisfaction of such conditions precedent are measured as of the Borrowing Request Delivery Date. The obligations of the Borrower under this Section 5.14 shall not be modified, affected or impaired in any way by, and Borrower hereby irrevocably waives as an excuse for performance of such obligations and as a defense to the indemnification provided herein, any knowledge (whether actual or constructive) of Lender that any such condition has not been satisfied as of any such Incremental Closing Date or the relevant Borrowing Request Delivery Date , unless affirmatively waived in writing by an authorized representative of Lender as of such date.

5.15. Separateness Opinion.

Upon the breach of any representation, warranty, or covenant in this Agreement that is the basis of a condition precedent set forth in Section 2.4 which is qualified by “Separateness/True Sale Concern,” Borrower shall, if requested by Lender, engage Nixon Peabody LLP (or another law firm reasonably acceptable to Borrower and Lender) to review the relevant events, actions, circumstances, omissions or other items and to issue (or conclude that it cannot, consistent with its professional standards, issue) an opinion on which Lender may rely, in substantially the form of Exhibit 3.27 hereto. The issuance or failure to issue such an opinion shall not be conclusive as to whether a “Separateness/True Sale Concern” exists, but shall serve only to assist Lender in determining whether the relevant condition precedent has been satisfied.

5.16. Payment of Liabilities.

Borrower shall, within sixty (60) days after a liability becomes (a) a nondisputed liquidated sum or (b) a liquidated sum reduced to a judgment which is not then stayed, pay all liabilities described in clause (c) of Section 3.15.

ARTICLE VI

NEGATIVE COVENANTS

Borrower agrees that from and after the Initial Closing Date until the Termination Date:

6.1. Mergers, Subsidiaries, Etc.

Borrower shall not directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary (other than MPE 2) or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

6.2. Investments; Loans and Advances.

Except as otherwise expressly permitted by this Section 6, Borrower shall not make or permit to exist any investment in or to any Person except that Borrower may (a) own Credit Enhancements, so long as such Credit Enhancements are subject to a first priority perfected security interest in favor of Lender and (b) hold or cause funds on deposit in any account referred to herein to be invested in Specified Investments. Except pursuant to Section 3.03(a) of the Transition Proceeds Agreement, under no circumstances shall Borrower make or permit to exist any loan or advance to any Person or acquire, by operation of law or otherwise, any Stock in any partnership or other entity or association in which any investor therein or holder of Stock thereof does not have limited liability.

6.3. Indebtedness.

Borrower shall not create, incur, assume or permit to exist any Indebtedness, except Indebtedness to Lender under this Agreement and the other Loan Documents.

6.4. Affiliate Transactions. Borrower shall not enter into or be a party to any transaction with any Affiliate of Borrower except:

(a) the transactions expressly contemplated by or in furtherance of the Related Transaction Documents; and

(b) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of directors’ fees upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower.

6.5 Capital Structure and Business.

Borrower shall not (a) engage at any time in any business or business activity or own any assets other than (i) the acquisition and ownership of Transferred Assets pursuant to the Sale and Contribution Agreement, the disposition of Equipment, Sales Tax Payments and Uplift Payments pursuant to the Contribution Agreement, (ii) the transactions contemplated by this Agreement, including the borrowing of the Term Loans and (iii) any activity incidental to the foregoing and necessary or convenient to accomplish the foregoing, or enter into or be a party to any agreement or instrument other than in connection with the foregoing, except those agreements or instruments permitted under Section 6.13, (b) make any change in its capital structure as described in Section 3.6, including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, (c) amend its certificate of formation or operating agreement (or any other constituent document) or (d) hire or contract for the services of any person as a paid employee or officer of Borrower.

6.6. Guaranteed Indebtedness.

Borrower shall not create, incur, assume or permit to exist any obligation guaranteeing, providing comfort or otherwise supporting any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof except (A) by endorsement of instruments or items of payment for deposit to the general account of Borrower, (B) reimbursement and indemnification obligations in favor of Lender as provided for in this Agreement and the other Loan Documents, (C) reimbursement and indemnification obligations in favor of any other Transaction Party as provided for in the Related Transaction Documents, (D) the limited indemnification obligations of Borrower in its certificate of formation and operating agreement and (E) the obligations of Borrower to purchase Financing Contracts pursuant to the Sale and Contribution Agreement.

6.7. Liens.

Borrower shall not grant, create, incur, assume or permit to exist any Lien on or with respect to any of its revenues, properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances. Sale of Assets.

6.8. Sale of Assets

Borrower shall not sell, transfer, convey, assign or otherwise dispose of all or any part of its property or assets (including the Financing Contracts or Borrower’s right to receive income in respect thereof), other than the assignments and transfers expressly contemplated by the Related Transaction Documents or distributions to Xerox that do not violate any of the terms of this Agreement or the other Related Transaction Documents.

6.9. Cancellation of Indebtedness.

Except as expressly permitted pursuant to Sections 2.14, 2.15, 6.01(c) and (g) of the Sale and Contribution Agreement and/or Section 2(f) of the Portfolio Service Contract, Borrower shall not, nor shall it permit any Transaction Party to, cancel or modify any claim or debt owing to Borrower.

6.10. Restricted Payments.

Borrower shall not make or declare any dividend to Xerox unless (a) any such dividend which is declared or made by Borrower shall comply with all limited liability company formalities required for the payment of distributions to Xerox, including that Borrower is, and after making such dividend shall continue to be, Solvent, (b) Borrower shall have made all accruals and reserves required in accordance with GAAP, together with a reserve for the amount by which any anticipated obligations and liabilities of Borrower during the period from the Initial Closing Date through the Termination Date exceed the anticipated cash flow to be received by Borrower during such period and (c) Borrower shall have paid to Lender all payment obligations then due and owing to Lender by Borrower under Sections 1.6, 1.7, 5.13, 5.14 and 9.3 hereunder.

6.11. Change of Corporate Name, Etc.

Borrower shall not change its corporate name or any trade name, or without at least thirty (30) days’ prior written notice to Lender and after Lender’s written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken. Without limiting the foregoing, Borrower shall not change its name, identity or corporate structure (including its state of organization) in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after Lender’s written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken.

6.12. Leases; Real Estate Purchase.

Except as required by the Separateness Agreement, Borrower shall not enter into any operating lease (as lessee or sublessee) for personal property or Real Estate. Borrower shall not purchase a fee simple ownership interest in real estate.

6.13. Agreements.

Borrower shall not (a) become a party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, lease, commitment or other undertaking, except the Related Transaction Documents, and any lease of office space required by the Separateness Agreement, (b) issue any power of attorney (except to Lender or the Portfolio Servicer or except for the purpose of permitting any Person to perform any ministerial functions on behalf of Borrower that are not prohibited by or inconsistent with the terms of the Related Transaction Documents), or (c) amend, supplement, modify or waive any of the provisions of any Related Transaction Document or request, consent or agree to or suffer to exist or permit any such amendment, supplement, modification or waiver or exercise any consent rights granted to it thereunder, in each case, without the prior written consent of Lender.

6.14. Tax Treatment.

Borrower shall not elect to be classified as an association taxable as a corporation for United States federal or state income tax purposes.

6.15. Actions Affecting Rights.

Borrower shall not (a) take any action, or fail to take any action if such action or failure to take action would reasonably be expected to interfere with Lender’s enforcement of any rights hereunder or under the other Related Transaction Documents, including rights with respect to the Financing Contracts or (b) fail to pay or cause to be paid any Charges or other obligations of Borrower or its Affiliates with respect to the Transferred Assets, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the Lender’s Lien on the Collateral.

6.16. Direction of Contract Payments.

Borrower shall not, directly or indirectly, instruct any Obligor to make any Contract Payment and/or payments with respect to IM/Pooling Contracts (other than the Excluded Payments) to any account or to any address other than the Lockbox; provided that the fact that an Obligor has been given an option to remit its Contract Payment by means of (a) electronic funds transfer to either the EFT Lockbox

Account or the EBPP Lockbox Account or (b) credit card to the Credit Card Lockbox Account shall not cause Borrower to be in violation of this Section 5.12 (except to the extent otherwise provided in the Program Agreement or the Sale and Contribution Agreement).

6.17. Margin Stock.

Borrower will not take or permit to be taken any action which Lender reasonably expects would cause any Loan Document or Borrower’s use of the proceeds of any Term Loan to violate any regulation of the Federal Reserve Board.

6.18. Changes to Transferred Assets.

Borrower shall not, nor shall it permit the Portfolio Servicer or any other Transaction Party to, (a) except as expressly permitted pursuant to Sections 2.14, 2.15, 6.01(c) and (g) of the Sale and Contribution Agreement and/or Section 2(f) of the Portfolio Service Contract, waive or commit to waive any rights with respect to any Transferred Asset, (b) except as expressly permitted pursuant to the Sale and Contribution Agreement and/or the Portfolio Service Contract (other than with respect to Borrower’s rights or remedies against Xerox under the Sale and Contribution Agreement), directly or indirectly in any way amend, modify, extend or otherwise restructure the payment schedule, payment terms or any other material term or condition of any Transferred Asset, or make any advance, extension, novation, modification or other accommodation to any Obligor thereunder or (c) permit any Lien on any of the Transferred Assets (other than Permitted Encumbrances), in each case, without the prior written consent of Lender. Notwithstanding the foregoing, in no event shall Borrower take any action, or permit any other Transaction Party to take any action, under this Section 6.18, which would violate Section 6.13(c).

6.19. Bring-down of Legal Opinion.

On each anniversary of the Effective Date, Borrower shall cause Nixon Peabody LLP to confirm, as of such date, the continued accuracy of the legal opinions delivered pursuant to Section 2.3(e)(iv) pursuant to a bring- down opinion in form and substance satisfactory to Lender.

6.20. Adjustments to Loss Rates; Amendment to Annex B.

The Loss Rates shall be adjusted in accordance with the procedures set forth in Sections III and IV of Annex B attached hereto.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

7.1. Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) A Termination Event.

(b) A case or proceeding is commenced against Borrower seeking a decree or order in respect of Borrower (i) under the Bankruptcy Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of any Borrower’s assets, or (iii) ordering the winding-up or liquidation of the affairs of Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is entered by a court of competent jurisdiction.

(c) Borrower (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of its assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(d) Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.2. Remedies.

(a) If any Event of Default has occurred and is continuing, Lender may, without notice, take any or all of the following actions: (i) declare all or any portion of the Obligations, including all or any portion of any Term Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided that Lender may not take any such action in respect of an Event of Default described in clause (a) of Section 7.1; (ii) terminate its commitment to make Additional Incremental Term Loans; or (iii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 7.1(b) or (c), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

(b) Subject to clause (c) below, the rights and remedies of Borrower and Lender under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Borrower or Lender (as the case may be) may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Without impairing any Lien granted to Lender, in the event of Borrower’s failure to pay when due any principal of, or accrued and unpaid interest on, any Term Loan, Lender’s recourse for such failure shall be solely against the Collateral and Lender shall not seek any personal money judgment (including for any deficiency arising out of a failure to realize sufficient proceeds from the Collateral) against Borrower. The provisions of the preceding sentence shall not apply to any Obligations other than the principal of, and accrued and unpaid interest on, the Term Loans.

(c) The limitations on Lender’s ability to seek recourse or a deficiency against the Borrower set forth in clause (b) above shall not apply to the extent, and only to the extent, that the validity, priority or enforceability of Lender’s Lien in any of the Financing Contracts constituting part of the Portfolio or proceeds thereof either (i) is being challenged in a proceeding by any Person (other than the JV, the Lender or an Affiliate of Lender or (ii) has been found to be invalid, junior, unenforceable or is otherwise terminated, modified, limited or impaired by a nonappealable order of a court of competent jurisdiction (other than by reason of acts or omissions of Lender, including, without limitation, the failure to file any required continuation statement); provided that to the extent that (A) the limitation in clause (b) above is not applicable for a period of time pursuant to subclause (i) of this clause (c), (B) the challenge providing the basis for such inapplicability is ultimately unsuccessful and (C) during such period the Lender has received and applied to the Term Loans payments from Obligors to which Lender would not have been entitled but for this clause (c), then Lender shall refund to Borrower within five (5) Business Days after the date such challenge is defeated and becomes nonappealable or is otherwise formally and permanently abandoned an amount equal to the excess of (X) the payments so received and applied over (Y) the aggregate amount of Lease Payments and Installment Payments paid by Obligors during such period which have not and will not be received by Lender; provided Lender shall have no obligation to bring any action against any third party to enforce its rights to receive such Lease Payments or Installment Payments.

7.3. Waivers by Borrower.

Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

ARTICLE VIII

SUCCESSORS AND ASSIGNS

8.1. Successors and Assigns.

(a) Binding on Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender and their respective successors and assigns (including, in the case of Borrower, a debtor-in-possession on behalf of Borrower), except as otherwise provided herein or therein.

(b) No Assignment by Borrower. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void.

(c) Assignment of Existing Term Loans. Lender may assign or participate all or any part of its rights and obligations under this Agreement and the other Loan Documents with respect to any Existing Term Loan (or any interest therein) to any other Person without Borrower’s consent; provided that Lender shall not assign or participate any of its rights and obligations under this Agreement with respect to Existing Term Loans to any Person (other than an Affiliate of Lender) that directly engages in competition with Xerox in respect of the marketing or selling (other than retail marketing or selling) of document processing and imaging goods (and products ancillary thereto as part of a document solutions system).

(d) Assignment of Additional Incremental Term Loans. Lender may assign or participate all or any part of its rights and obligations under this Agreement and the other Loan Documents with respect to any outstanding Additional Incremental Term Loan (or any interest therein) to any other Person; provided that, so long as no GE Capital Termination Event based in whole or in part on the breach of Section 8.02(a)(iv) of the Program Agreement has occurred, Lender shall not assign or participate any such rights or obligations to any Person that directly engages in competition with Xerox in respect of the marketing or selling (other than retail marketing or selling) of document processing and imaging goods (and products ancillary thereto as part of a document solutions system); provided further that

Lender shall not assign any of its rights and obligations (or any interest therein) with respect to outstanding Additional Incremental Term Loans to any Person (other than an Affiliate of Lender) unless Lender first complies with the provisions of this Section 8.1(d).

(i) Lender shall first offer to assign or participate such Additional Incremental Term Loans ( or an interest therein) to Xerox by delivery to Xerox of a written offer to sell such Additional Incremental Term Loans setting forth the price and other terms that Lender then intends to offer to third parties.

(ii) If (A) within ten (10) Business Days of delivery of such notice Xerox does not agree to purchase all of the Additional Incremental Term Loans (or interest) specified in such notice at the price and on the terms set forth therein or (B) within 10 (ten) Business Days after Xerox does so agree, such purchase is not consummated, then Lender may offer such Additional Incremental Term Loans (or interest) to third parties at the price and on the terms specified in the notice.

(iii) If all such Additional Incremental Terms Loans (or interests therein) are not assigned or participated at the price and on the terms specified in the notice, then Lender shall be entitled to offer such Additional Incremental Term Loans (or interest therein) to third parties, and Xerox shall be entitled to bid for such Additional Incremental Term Loans (or interest therein) on the same basis as such third parties, and Lender shall be entitled to negotiate with respect to, and ultimately dispose of, such Additional Incremental Term Loans (or interest therein) on such terms and such price (which may be higher or lower than the price and terms initially offered to Xerox) as Lender may in its sole discretion determine is in its interest so long as Lender does not act arbitrarily or capriciously in making such determination.

(iv) Xerox is a third party beneficiary of this Section 8.1(d).

(e) General Electric Capital Corporation to be Agent for Assignees. In the event General Electric Capital Corporation assigns any of its rights and obligations under this Agreement, Borrower shall only be required to deal solely and directly with General Electric Capital Corporation or an Affiliate thereof, as agent for such assignee(s), and, under such circumstances, Borrower hereby agrees that it shall deliver its signature page to an amendment to this Agreement which adds agency provisions (including provisions with respect to the paying agent and withholding agent duties referred to in Section 1.7(e)) reasonably acceptable to GE Capital and Borrower within five (5) Business Days after its receipt thereof.

(f) No Third Party Beneficiaries. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and, except as expressly provided in Section 8.1(d), no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE IX

MISCELLANEOUS

9.1. Complete Agreement; Modification of Agreement.

This Agreement and the other Related Transaction Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 9.2 below. The Monetization Agreement dated as of September 11, 2001, the Framework Agreement and any other document or agreement between Borrower and Lender or any of their respective Affiliates predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall, except as provided in Section 9.19 below, be superseded by this Agreement and the other Related Transaction Documents.

9.2. Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement (other than Annex B in accordance with Section 6.20) or any of the Notes, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of Lender’s obligation to lend hereunder and a release of all claims against Lender, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are liabilities described in Section 1.6, Lender shall deliver to Borrower termination statements, Lien releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.3. Fees and Expenses.

Borrower shall reimburse Lender for all out-of-pocket fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) incurred in connection with:

(a) any amendments, modifications or waivers of, or consents with respect to, or terminations of, the Existing Loan Agreement or any of the Loan Documents or other Related Transaction Documents requested by any of Xerox, Borrower or MPE 2 (or any of their respective Affiliates) occurring prior to the Effective Date (and excluding this amendment and restatement and any other amendments and/or restatements of other Loan Documents or Related Transaction Documents entered into in connection therewith) or advice in connection with its rights thereunder;

(b) any Litigation (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents, any other Related Transaction Document or any other agreement to be executed or delivered in connection herewith or therewith, and whether as a party, witness or otherwise) including any Litigation and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Lender by virtue of the Loan Documents; including any such Litigation arising in connection with any work-out or restructuring of the Term Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (b) in respect of any Litigation to the extent any of the foregoing relates to the Loan Documents and results from such Person’s gross negligence, willful misconduct, violation of law, breach of warranty under a Loan Document or such Person’s failure to perform its contractual obligations under a Loan Document;

(c) any attempt to enforce any remedies of Lender against any or all of the Transaction Parties or any other Person that may be obligated to Lender by virtue of any of the Loan Documents or other Related Transaction Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Term Loans during the pendency of one or more Events of Default; and

(d) any workout or restructuring of the Term Loans during the pendency of one or more Events of Default, including, as to each of clauses (a) through (d) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or representation, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 9.3, all of which shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals, court costs and expenses, photocopying and duplication expenses, court reporter fees, costs and expenses, long distance telephone charges, air express charges, telegram or telecopy charges, secretarial overtime charges, and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

9.4. No Waiver.

Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

9.5. Severability.

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

9.6. Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

9.7. Confidentiality.

Lender agrees that all Confidential Information will be kept confidential by Lender and its Representatives and will not be (a) disclosed by Lender or its Representatives to any Person whomsoever or (b) used by Lender or its Representatives, in each case, except with the prior written consent of Borrower or except as expressly otherwise permitted by the terms of this Section 9.7, Article 18 of the JV Agreement, Section 2(b) of the Retained Business Servicing Agreement or Section 2(d)(vi) of the Portfolio Service Agreement. Neither Lender nor its Representatives will use the Confidential Information for any reason or purpose other than in connection with (i) the performance, monitoring or administration of this Agreement, (ii) the enforcement of Lender’s rights and remedies hereunder or under the other Related Transaction Documents and (iii) participations or assignments of the Term Loans as provided in Section 8.1; provided, prior to any disclosure of Confidential Information to any potential assignee or participant, such assignee or participant shall agree (in a manner that is enforceable by Borrower) that it will use any Confidential Information delivered to it solely to evaluate its potential purchase of an assignment or participation and shall agree that it shall not (i) disclose or make available, without the prior written consent of Borrower, any Confidential Information (including information relating to any Obligor under any Financing Contract (including information relating to the pricing of or the provisions of any such Financing Contract) or (ii) use any Confidential Information to identify and directly or indirectly solicit any type of business with any Obligor. Lender also agrees to be responsible for enforcing the terms of this Section 9.7 as to its Representatives and the maintenance of the confidentiality of the Confidential Information by Lender and its Representatives and to take such action, legal or otherwise, to the extent necessary to cause such Representatives to comply with the terms and conditions of this Section 9.7 and thereby prevent any improper disclosure or misuse of the Confidential Information by any of Lender’s Representatives (including all actions that Lender would take to protect its own confidential information).

9.8. GOVERNING LAW.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 9.9 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

9.9. Notices.

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) two (2) Business Days after deposit with a reputable overnight courier with all charges prepaid or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address set forth below or to such other address as may be substituted by notice given as herein provided:

(A)	If to Lender:

General Electric Capital Corporation

10 Riverview Drive

Danbury, Connecticut 06810

Attention: Xerox Program Manager

Telephone No.: (203) 749-6000

– and –

General Electric Capital Corporation

10 Riverview Drive

Danbury, Connecticut 06810

Attention: Business General Counsel

Telephone No.: (203) 749-6000

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York

Attention: William M. Gutowitz, Esq.

Telephone No.: (212) 310-8000

(B)	If to Borrower:

Xerox Lease Funding LLC

800 Long Ridge Road

Mail Stop 2-4-B8

Stamford, Connecticut 06904

Attention: Treasurer

Telephone No.: (203) 968-3000

with copies to:

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600 (except for courier)

Stamford, Connecticut 06904

Attention: Office of General Counsel

Telephone No.: (203) 968-3000

– and –

Xerox Corporation

100 Clinton Avenue South

Xerox Square – MS 21

Rochester, New York 14644

Attention: Director of Contract Management Office

Telephone No.: (585) 423-5090

– and –

Nixon Peabody LLP

1300 Clinton Square

Rochester, New York 14604-1792

Attention: Lori B. Green, Esq.

Telephone No.: (585) 263-1000

The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

9.10. Section Titles.

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

9.11. Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

9.12. WAIVER OF JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

9.13. Press Releases and Related Matters.

Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Lender or its Affiliates or referring to this Agreement, the other Loan Documents or the other Related Transactions Documents without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) such Borrower or Affiliate thereof is required to do so under law and then, in any event, such Borrower or Affiliate thereof will consult with Lender before issuing such press release or other public disclosure. Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Lender shall provide a draft of such tombstone or similar advertising material to Borrower for review and comment prior to the publication thereof. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.14. Reinstatement.

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned (whether pursuant to the conditions or circumstances described above or as a result of Lender’s being required pursuant to the Allocation Agreement to return any amounts applied to the Obligations as a result of such amounts constituting Misdirected Xerox Proceeds or Misapplied Proceeds), the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.15. Advice of Counsel

Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 9.8 and 9.12, with its counsel.

9.16. No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.17. Survival of Obligations Upon Termination of Financing Arrangements.

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Lender relating to any unpaid portion of the Term Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Article IX, the payment obligations under Section 1.7, and the indemnities contained in the Loan Documents shall survive the Termination Date.

9.18. Non-Business Days.

If the payment of any Obligation becomes due and payable, or the performance of any covenant, undertaking or agreement is to be performed, on a day other than a Business Day, the date for payment or performance thereof will be extended to the next succeeding Business Day and, with respect to payments of Obligations, interest thereon shall be payable at the applicable Discount Rate.

9.19. Effect of Amendment and Restatement.

(a) On the Effective Date, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement and the Existing Loan Agreement shall thereafter be of no further force and effect except to evidence (i) the incurrence by Borrower of the “Obligations” under and as defined in the Existing Loan Agreement (whether or not such “Obligations” are contingent as of the Effective Date), (ii) the representations and warranties made by Borrower prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Loan Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Loan Agreement). The amendments and restatements set forth herein shall not cure any breach of the Existing Loan Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b) The terms and conditions of this Agreement and Lender’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Loan Agreement and the promissory notes issued thereunder.

(c) Borrower reaffirms the Liens granted pursuant to the Loan Documents to the Collateral Agent for the benefit of the Lender, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations.

(d) On and after the Effective Date, (i) all references to the Existing Loan Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Loan Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Loan Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification) shall be deemed to be references to the Existing Loan Agreement as amended and restated hereby.

(e) This amendment and restatement is limited as written and except as set forth in clause (f) below is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

(f) Lender hereby consents to the amendment and restatement, as of the Effective Date, of each of the documents listed on Schedule 9.19(f) hereto each in the form and substance executed by (or in the case of any such documents to which Lender is not a party, a fully executed copy thereof was delivered to) Lender on the Effective Date.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

XEROX LEASE FUNDING LLC, as Borrower

By:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:
Title:

ANNEX A

to

LOAN AGREEMENT

DEFINITIONS

Capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings and all references to Articles, Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Articles, Sections, Exhibits, Schedules or Annexes of or to this Agreement:

“Acceptance Notice” has the meaning set forth in Section 1.1(c)(iii).

“Activation Date” means, with respect to any Financing Contract, the date upon which the XEEP System initiates a receivable reflecting the Obligor’s obligation under such Financing Contract, thereby permitting the commencement of billing, all based upon Xerox’s provision of all Equipment and initial related services and/or installation services, as applicable, to an Obligor under such Financing Contract.

“Active Financing Contract” means, as of any Determination Date, a Financing Contract other than a Financing Contract (a) which has been terminated or otherwise prepaid in full by the Obligor thereunder on or prior to such Determination Date, (b) which is a Deemed Write-Off or an Actual Write-Off as of such Determination Date, (c) for which the final contractually scheduled Lease Payment or Installment Payment, as applicable, thereunder has become due and payable on or prior to such Determination Date or (d) with respect to which payments were made or required to be made by Xerox to Borrower on or prior to such Determination Date pursuant to Section 2.16, Section 2.17, Article V, Section 6.04 or Section 6.05 of the Sale and Contribution Agreement or Section 6.01 of the Undertaking and Replacement Agreement.

“Actual Application Date” means the Business Day immediately following the date upon which a Settlement Report is actually received by Lender.

“Actual Write-Off” means, when used in respect of any Financing Contract, a Financing Contract which, as of the date of determination, has been or was otherwise required to be written off, in whole or in part, in accordance with the Write-Off Policy.

“Additional Incremental Term Loan” has the meaning ascribed to it in Section 1.1(b).

“Additional Incremental Term Loan TPB” means, with respect to any Additional Incremental Term Loan as of any Determination Date, an amount derived as follows: (a) first, for each Active Financing Contract, as of such Determination Date, the purchase price for which was paid by Borrower with the proceeds of such Additional Incremental Term Loan, determine the net present values (as of such Determination Date) of each Lease Payment or Installment Payment, as applicable, to first become due thereunder after such Determination Date (to the extent not prepaid on or prior to such Determination Date), such net present values to be derived using a discount rate equal to the Discount Rate applicable to such Additional Incremental Term Loan, (b) next, aggregate each of the amounts derived pursuant to clause (a), and (c) finally, multiply the sum derived in clause (b) by the Term Loan Advance Rate applicable to such Additional Incremental Term Loan.

“Additional Term Note” has the meaning ascribed to it in Section 1.1(b).

“Adverse Claim” means any claim of ownership or any Lien other than any ownership interest or Lien created under the Sale and Contribution Agreement or the Loan Documents.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners, provided, however, that the term “Affiliate,” when used in respect of Borrower, shall specifically exclude the JV (but only to the extent that Lender or a Subsidiary of Lender has an equity interest in the JV) and Lender. For the purposes of this Agreement, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Loan Agreement between Borrower and Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Allocation Agreement” means that certain Allocation and Distribution Agreement dated as of the Initial Closing Date by and among Xerox, MPE 2, Borrower, Lender, the Portfolio Servicer and the Collateral Agent, as amended and restated as of the Effective Date.

“Appendices” means all collective references to all Annexes, Disclosure Schedules, Exhibits and other attachments to this Agreement.

“Applicable Interest Period” means:

(a) with respect to all Existing Loans:

(i) the interest periods specified in Section 1.4(d) of the Existing Loan Agreement for all such periods ending prior to the last Actual Application Date that occurs prior to the Effective Date; and

(ii) if the Effective Date occurs on or prior to the Actual Application Date in the calendar month in which the Effective Date occurs, the Applicable Interest Periods shall be: (A) as at such Actual Application Date, an interest period from (and including) the Actual Application Date in the month preceding the Effective Date to (and excluding) the first day of the Settlement Period in which the Effective Date occurs, and (B) as at the Actual Application Date in the calendar month succeeding the month in which the Effective Date occurs, an interest period from (and including) the first day of the Settlement Period in which the Effective Date occurs to (and excluding) the earlier of the Termination Date (if any) or the first day of the first full Settlement Period commencing on or after the Effective Date; and

(iii) if the Effective Date occurs after the Actual Application Date in the calendar month in which the Effective Date occurs, the Applicable Interest Period shall be as at the Actual Application Date in the next calendar month from (and including) the Actual Application Date in the calendar month in which the Effective Date occurs to (and excluding) the earlier of the Termination Date (if any) or the first day of the first full Settlement Period commencing on or after the Effective Date; and

(b) with respect to an Additional Incremental Term Loan having a Closing Date within the calendar month in which the Effective Date occurs, the Applicable Interest Period shall be as at the Actual Application Date in the next calendar month from (and including) the Closing Date for such Term Loan to (and excluding) the earlier of the Termination Date (if any) or the first day of the first full Settlement Period commencing on or after the Effective Date; and

(c) with respect to all Term Loans, the Applicable Interest Period shall be as at the Actual Application Dates related to each Settlement Date in months after the calendar month following the month in which the Effective Date occurred from (and including) the later of (A) the first day of the immediately preceding Settlement Period and (B) the Closing Date for such Term Loan to (and excluding) the earlier of the Termination Date (if any) or the first day of the current Settlement Period.

“Authorized Officer” means in respect of Borrower its President and any Vice President.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

“Bankruptcy Event” means, with respect to any Obligor, (i) the commencement by such Obligor of a voluntary case under, or the consent by such Obligor to the entry of an order for relief in an involuntary case under, any federal or state bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar law now or hereafter in effect, or (ii) the consent by such Obligor to the appointment of, or taking possession by, a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Obligor or of any substantial part of its property, or (iii) the making of a general assignment by such Obligor generally to pay its debts as they benefit creditors, or (iv) the admission in writing of such Obligor of its inability to pay its debts as they become due in the ordinary course of business, or (v) the adoption of a resolution by its directors or shareholders (or analogous managers or equity owners) in furtherance of any of the foregoing, or (vi) the entry by a court of competent jurisdiction of an order for relief in respect of such Obligor in an involuntary case under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar law now or hereafter in effect, or the appointment of a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its Property, or the ordering of the winding up or liquidation of its affairs.

“Beneficial Owners” means each of MPE 2, Borrower, and GE Capital.

“Borrower” has the meaning ascribed to it in the preamble to this Agreement.

“Borrowing Request” means an Initial Borrowing Request or Incremental Borrowing Request, as applicable.

“Borrowing Request Delivery Date” has the meaning ascribed to it in Section 1.1(c)(v).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Candidate Financing Contract” means, with respect to each Additional Incremental Term Loan, each Financing Contract conveyed or proposed to be conveyed by Xerox to Borrower pursuant to the Sale and Contribution Agreement in connection with such Additional Incremental Term Loan.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets or (e) any other aspect of Borrower’s business.

“Closing Date” means any of the Initial Closing Date and each Incremental Closing Date.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property referred to in the Security Agreement together with the property covered by the other Collateral Documents, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations. “Collateral Agent” has the meaning ascribed to it in the Payment Account Agreement.

“Collateral Assignment” means that certain Collateral Assignment of Rights dated as of the Initial Closing Date by and between Borrower and Lender, and acknowledged and agreed to by the other Transaction Parties named therein, as amended and restated as of the Effective Date.

“Collateral Documents” means the Security Agreement, the Deposit Account Control Agreement, the Collateral Assignment and all similar agreements entered into after the Initial Closing Date guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Concentration Percentage” means, with respect to each Obligor, a fraction (expressed as a percentage) (i) the numerator of which is the Obligor Exposure for such Obligor and (ii) the denominator of which is the sum of the outstanding principal amount of (x) the proposed Term Loan in connection with which the Concentration Percentage is then being determined plus (y) all other then-outstanding Term Loans.

“Confidential Information” means all information relating to Xerox or any of Xerox’s customers, the Borrower or MPE 2, that has been or may hereafter be provided or shown to Lender by such disclosing party or its Representatives or is otherwise obtained from review of disclosing party’s documents or property or discussions with any such disclosing party’s Representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries or other material prepared by such disclosing party or Representatives containing or based, in whole or in part, on any information included in the foregoing; provided that Confidential Information shall not include any information which (i) is or becomes available to the public other than as a result of a disclosure by Lender or any of Lender’s Representatives; (ii) becomes available to Lender on a non-confidential basis and not in contravention of applicable Law from a source other than any such disclosing party or any of its Representatives which is not known to Lender or any of its Representatives to be bound by a confidential relationship with or obligation of confidentiality to the disclosing party or by a confidentiality or other similar agreement; (iii) was known to Lender or any of its Representatives on a non-confidential basis and not in contravention of applicable Law or a confidentiality or other similar agreement prior to its disclosure to such recipient by any such disclosing party or its Representatives; or (iv) is acquired or developed by Lender or any of its Representatives without violating any obligation under Section 9.7.

“Contract Payments” has the meaning ascribed to it in the Allocation Agreement.

“Contracts” means any one or more leases, installment sales contracts, agreements giving rise to trade receivables and other similar agreements to which Xerox or any of its Subsidiaries is, or may from time to time be, a party.

“Contractually Scheduled Term” has the meaning ascribed to it in the Sale and Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement dated as of the Initial Closing Date between MPE 2 and Borrower, as amended and restated as of the Effective Date.

“Controlled Accounts” means a collective reference to the GE Capital Control Account, the Equipment Servicing Collateral Account, the Equipment Supply Collateral Account, and the Holdback Account.

“Credit Card Lockbox Account” has the meaning ascribed to it in the Sale and Contribution Agreement.

“Credit Classification” means the code representing the credit classification of an Obligor, as of the date a Financing Contract was originated, determined in accordance with the Credit Policy relating to such Obligor’s Financing Contract.

“Credit Enhancement” has the meaning ascribed to it in the Allocation Agreement.

“Credit Policy” means (a) with respect to any Financing Contract in existence as of the Initial Closing Date, the credit policy of Xerox in effect at the time of the creation of such Financing Contract, (b) with respect to any Financing Contract created after the Initial Closing Date but prior to the Effective Date, the credit policy attached hereto as Annex D-1 and (c) with respect to any Financing Contract created on or after the Effective Date, the credit policy attached hereto as Annex D-2, as the same is in effect on the Effective Date and as subsequently modified or amended with the written approval of the Management Committee of the Portfolio Servicer, Lender and Borrower; provided, that for purposes of this definition, the Credit Policy referred to in clause (c) above shall be such Credit Policy without giving effect to any delegation pursuant to the third sentence of such Credit Policy of the authority of the Chief Risk Officer (as defined in such Credit Policy) to act in his or her “Reasonable Discretion” (as defined in such Credit Policy) or any provisions of such Credit Policy that allow exceptions, modifications or waivers thereof with the approval or consent of any Person (including, without limitation, Xerox, its Office of General Counsel, a “Xerox Approval Authority” or other designation) unless, in each such case, Lender shall have also given its written consent to such delegation, exception, modification or waiver; provided further, however, that (i) for purposes of approving extensions of credit with respect to any Obligor, an exception, modification or waiver recommended by the Chief Risk Officer and approved by a “Xerox Approval Authority” within the parameters of such recommendation allowing the Chief Risk Officer to increase, in general, or exceed, on a case-by-case basis, the applicable limits set forth in Article II of such Credit Policy for such Obligor shall be given effect and (ii) an exception, modification or waiver of the first sentence of the third and fourth “bulleted” paragraphs of Section IV of such Credit Policy and the sixth “bulleted” paragraph of Section IV of such Credit Policy shall not be deemed to be inconsistent with such Credit Policy, in each case with respect to clauses (i) and (ii) whether or not Lender shall have given its written consent to such exception, modification or waiver.

“Damages” shall mean, with respect to any Indemnified Person, (a) any and all losses (including, but not limited to, liquidated damages), claims, damages, liabilities, obligations, judgments, equitable relief granted, settlements, awards (including back pay awards), demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing any right of indemnification held by such Person or with respect to any appeal), interest and penalties, if any, and (b) shall be deemed to include any and all losses resulting from the failure of any Indemnified Person to receive any amounts payable with respect to any Financing Contract.

“Data Certification” means the Initial Data Certification or any Incremental Data Certification, as applicable.

“Data File” means the Initial Data File or any Incremental Data File, as applicable.

“Deemed Write-Off” means, when used in respect of any Financing Contract, a Financing Contract that, as of the date of determination, does not constitute a Qualifying Financing Contract.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means that certain letter agreement dated as of the Initial Closing Date by and among Borrower, Lender and the Depository Bank, as amended and restated as of the Effective Date.

“Depository Bank” shall have the meaning ascribed to it in the Allocation Agreement.

“Determination Date” means, with respect to any Term Loan, the last day of a Settlement Period relating to such Term Loan.

“Discount Rate” shall mean: (i) with respect to each Existing Loan, the per annum rate indicated for such Existing Loan on Schedule 1.1(a) hereto and (ii) with respect of each Additional Incremental Term Loan, a rate per annum equal to the “Discount Rate” determined in accordance with Annex E to this Agreement.

“Dollars” or “$” means lawful currency of the United States of America.

“EBPP Lockbox Account” shall have the meaning ascribed to it in the Sale and Contribution Agreement.

“Effective Date” means October 21, 2002.

“EFT Lockbox Account” shall have the meaning ascribed to it in the Sale and Contribution Agreement.

“Equipment” means, with respect to any Financing Contract, all equipment and other property subject to such Financing Contract.

“Equipment and Tax Payment Transfer” means the transfer by Borrower to MPE 2 pursuant to the Contribution Agreement of all of Borrower’s right, title and interest in and to the Transferred Equipment (as defined in the Sale and Contribution Agreement) and the Sales Tax Payments and the Uplift Payments payable in respect of the Financing Contracts related thereto.

“Equipment Servicing Collateral Account” has the meaning ascribed to it in the Allocation Agreement.

“Equipment Supply Collateral Account” has the meaning ascribed to it in the Allocation Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Xerox or Borrower, any trade or business (whether or not incorporated) that, together with Xerox or Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to Xerox, Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Xerox, Borrower or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Xerox, Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Xerox, Borrower or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Escrow Agent” means Citibank, N.A., or any other financial institution acceptable to Borrower and Lender.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Initial Closing Date, as amended and restated as of the Effective Date, by and among Xerox, Lender and Escrow Agent relating to the deposit by Xerox with the escrow agent of a list of spare parts, consumables and other supplies for the Equipment and names of employees of Xerox engaged in servicing the Equipment.

“Escrowed Funds” has the meaning ascribed to it in Section 2.5(h). “ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 7.1.

“Evergreen Payments” has the meaning ascribed to it in the Allocation Agreement.

“Exception Notice” has the meaning set forth in Section 1.1(c)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Financing Contract” means any Financing Contract as to which any one of the following circumstances or conditions is applicable as of the Tagging Date relating thereto:

(a) Intentionally Omitted;

(b) unless otherwise waived in writing by Lender, a Bankruptcy Event has occurred and is continuing with respect to any Obligor thereunder;

(c) Intentionally Omitted;

(d) such Financing Contract either (i) includes among the obligations of Xerox thereunder, the provision of facilities management or similar services or (ii) is recorded by Xerox on its books and records maintained consistent with past practice as an “XBS” (DMA) agreement or otherwise constitutes an XBS Agreement (as defined in the Program Agreement);

(e) unless otherwise waived in writing by Lender, the XEEP System identifies Xerox or any Affiliate of Xerox as the “obligor” or “lessee” thereunder or the Person to which invoices are to be sent in respect of such Financing Contract;

(f) unless otherwise waived in writing by Lender, the XEEP System shows a status code other than “active” in respect of such Financing Contract;

(g) either (i) the first two digits of the XMC Code with respect to such Financing Contract as reflected on the XEEP System are “88” or (ii) any of the Equipment subject thereto is used by an Obligor thereunder for personal, family or household use, or an Obligor thereunder is a consumer;

(h) any Obligor under such Financing Contract is (i) the United States federal government or any agency, department or instrumentality thereof or (ii) a U.S. Virgin Islands Governmental Authority;

(i) such Financing Contract constitutes a tax exempt municipal lease;

(j) unless otherwise waived in writing by Lender, any portion of any Contract Payment for such Financing Contract is or will be included on an invoice to an Obligor, which invoice also includes Other Obligations, unless such invoice is issued solely with respect to (i) IM/Pooling Contracts or (ii) Simon Financing Contracts;

(k) Xerox shall have suspended or waived, whether permanently or for a period of time, the obligation of an Obligor to make Contract Payments that would otherwise then be due and payable thereunder, and such suspension or waiver is then in effect;

(l) unless otherwise waived in writing by Lender, the final contractually scheduled payment thereunder (i.e., exclusive of “evergreen payments”) shall have been due on or prior to such Tagging Date;

(m) unless otherwise waived in writing by Lender, the Activation Date of such Financing Contract, or the date of installation of the Equipment related thereto, shall have occurred prior to January 1, 1996;

(n) the Minimum Lease Payment or Periodic Installment Sale Payment, as applicable, thereunder is less than or equal to $10.00 per month;

(o) the Equipment related thereto is not located at an Obligor location within any State of the United States of America, Washington, D.C. or the U.S. Virgin Islands;

(p) unless otherwise waived in writing by Lender, the “Lease Payment” with respect to such Financing Contract as identified in the cost per copy billing system does not equal the “Lease Payment” with respect to such Financing Contract as identified in the XEEP System;

(q) unless otherwise waived in writing by Lender, the number of due but uncollected payments in respect thereof exceeds seven (7), without giving effect to any right of set-off or other rights and/or defenses of an Obligor thereunder;

(r) unless otherwise waived in writing by Lender, the contractually scheduled payments to be made thereunder are due other than on a monthly basis;

(s) either there is no Credit Classification applicable to such Financing Contract or there is no corresponding Loss Rate set forth on Exhibit B for such Credit Classification;

(t) unless otherwise waived in writing by Lender, following the occurrence of a Credit Card Failure Event (as defined in the Sale and Contribution Agreement) such Financing Contract would, if transferred to Borrower, constitute a Mandatory Credit Card Contract (as defined in the Sale and Contribution Agreement);

(u) unless otherwise waived in writing by Lender, (i) such Financing Contract shall constitute a Bundled Service Financing Contract (as defined in the Sale and Contribution Agreement) that is in the form of an installment sale agreement and (ii) the Tagging Date with respect to such Financing Contract shall be both on or after June 30, 2003 and prior to the date (if any) on which both (A) the Necessary Installment Sale EBS Changes (as defined in the Sale and Contribution Agreement) shall have been effected and (B) Lender and Borrower shall have agreed in writing upon mutually satisfactory adjustments to the Service Coverage Test to take into account Bundled Service Financing Contracts that are in the form of an installment sale agreement;

(v) unless otherwise waived in writing by Lender, a Lockbox Transfer Termination Event shall have occurred and the Obligor under such Financing Contract shall be legally entitled to effect payments thereunder by means of credit card, EBPP (as defined in the Sale and Contribution Agreement) or electronic funds transfer;

(w) such Financing Contract is a QRT Financing Contract and the transfer of such QRT Financing Contract (together with all other QRT Financing Contracts concurrently transferred) pursuant to the Sale and Contribution Agreement (i) is subject to the provisions of Section 6.04(a)(ix) of the Existing Revolving Credit Agreement (or a substantially identical test under any amendment, modification, supplement, refinancing or replacement of the Existing Revolving Credit Agreement) and (ii) results in an Investment (as defined in the Existing Revolving Credit Agreement or a substantially identical term under any amendment, modification, supplement, refinancing or replacement of the Existing Revolving Credit Agreement) by Xerox in Borrower that exceeds the amount received by Borrower as cash proceeds of the Term Loan or proposed Term Loan relating to such QRT Financing Contracts and paid to Xerox, such result to be determined by Xerox in compliance with the provisions of the Existing Revolving Credit Agreement, as amended, modified, supplemented, refinanced or replaced, interpreted in accordance with the confirmation attached hereto as Exhibit 2.3(l) or any such amendment, modification, supplement, refinancing or replacement of the Existing Revolving Credit Agreement; or

(x) unless otherwise waived in writing by Lender, following the occurrence of a Simon Failure Event (as defined in the Sale and Contribution Agreement) such Financing Contract would, if transferred to Borrower, constitute a Simon Financing Contract.

Any waiver by Lender contemplated above in this definition of Excluded Financing Contract may, at the sole discretion of Lender, apply to a single Financing Contract or to one or more Financing Contracts, as expressly set forth in such waiver.

“Excluded Payments” shall have the meaning ascribed to it in the Sale and Contribution Agreement.

“Existing Incremental Term Loans” means any and all of the Existing Term Loans as of the Effective Date other than the Initial Term Loan as described in items 2, 3, 4, 5 and 6 on Schedule 1.1(a) hereto.

“Existing Loan Agreement” has the meaning ascribed to it in Recital A of this Agreement.

“Existing Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 21, 2002 by and among Xerox, the overseas borrowers party thereto, the lenders from time to time party thereto, Bank One, NA, as administrative agent, collateral agent and LC issuing bank and the other agents from time to time party thereto, as the same is in effect on the Effective Date.

“Existing Term Loans” has the meaning ascribed to it in Section 1.1(a).

“Existing Term Loan TPB” means, with respect to any Term Loan as of any Determination Date, an amount equal to (a) the amount shown as the Targeted Principal Balance as of such Determination Date on the Targeted Principal Balance Schedule for such Term Loan, minus (b) with respect to each Financing Contract relating to such Term Loan which was terminated or otherwise prepaid in full by an Obligor thereunder on or prior to such Determination Date, an amount equal to the Reduction Amount for such Financing Contract determined as of the date of such termination or prepayment, minus (c) with respect to any Financing Contract for which payments were made or required to be made by Xerox to Borrower pursuant to Section 2.16, Section 2.17, Article V, Section 6.04 or Section 6.05 of the Sale and Contribution Agreement or Section 6.01 of the Undertaking and Replacement Agreement on or prior to such Determination Date, an amount equal to the Reduction Amount for such Financing Contract determined as of the date such amount was paid or required to be paid pursuant to the Sale and Contribution Agreement, minus (d) with respect to each Financing Contract which constituted a Deemed Write-Off or, to the extent such Financing Contract did not previously constitute a Deemed Write-Off, an Actual Write-Off, in each case, on or prior to such Determination Date, an amount equal to the Reduction Amount for such Financing Contract determined as of the date such Financing Contract became a Deemed Write-Off or Actual Write-Off, as applicable, plus (e) with respect to each Financing Contract which, as of such date, no longer constitutes a Deemed Write-Off but which is not an Actual Write-Off, the Reduction Amount for such Financing Contract as of the date such Financing Contract became a Deemed Write-Off.

“Existing Term Notes” has the meaning ascribed to it in Section 1.1(a).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Credit Amount” means, with respect to each Replacement Financing Contract to be purchased by Borrower from Xerox on a Closing Date prior to the Effective Date an amount determined as follows: if and only if the NPV Amount (as determined in accordance with Annex E to this Agreement as of the relevant Tagging Date) for such Replacement Financing Contract is equal to or greater than the Future Payment Amount of the related Replaced Financing Contract (as determined on the date such Replaced Financing Contract is terminated), an amount equal to 0.65% of the Future Payment Amount of the related Replaced Financing Contract, otherwise, the “Fee Credit Amount” shall equal zero.

“Financing Contract” means any contract relating to Equipment and related services (including any schedule thereto and any amendment, assignment, assumption, renewal or novation thereof and any ancillary agreements thereto) that is in the form of either a lease agreement or an installment sale contract between an Obligor, on one hand, and Xerox, on the other hand, and which has been or is proposed to be transferred to Borrower pursuant to the Sale and Contribution Agreement.

“Financing Contract Advance Rate” has the meaning ascribed thereto in Annex E to this Agreement.

“Financing Contract Information” means, with respect to any Financing Contract, the following information with respect to such Financing Contract and the related Obligor(s) thereunder and under any related Credit Enhancement, in each case (unless otherwise noted) as of the relevant Tagging Date: (a) the customer number or contract number assigned thereto by Xerox, (b) the Market Segment applicable thereto as of the date such Financing Contract was originated, (c) the legal name of such Obligor, (d) the XMC Code applicable thereto, (e) the form of such agreement (e.g., fair market value lease, fixed purchase option lease, installment sale contract, etc.), (f) the total amount financed by Xerox under such agreement (in dollars), (g) the annual percentage rate applicable to such agreement (expressed as a percentage), (h) the Minimum Lease Payment or Periodic Installment Sale Payment, as applicable, and the allocation thereof pursuant to and in accordance with the Allocation Agreement (in dollars), (i) the current status of such agreement (e.g., active, extend, default, final and write-off), (j) the principal balance remaining thereunder (in dollars), (k) the number of due, but uncollected, Minimum Lease Payments or Periodic Installment Sale Payments, as applicable, (l) such Obligor’s Credit Classification under the Credit Policy applicable thereto at the time such Financing Contract was originated, (m) the Index Month (as defined in the Sale and Contribution Agreement) in respect of such Financing Contract and the Base Equipment Servicing Payment in respect of such month and (n) the Tagging Date with respect to such Financing Contract.

“Framework Agreement” means that certain Framework Agreement dated as of September 11, 2001, as amended to the Effective Date, by and between Xerox and GE Capital.

“Funding Amount” means the original principal amount of each Term Loan computed in accordance with Annex E hereto.

“Future Payment Amount” means, with respect to any Financing Contract, the amount specified in clause (ii) of the definition of Loan Payment Amount for such Financing Contract and determined as of the date (a) such Financing Contract was terminated or prepaid in full by an Obligor thereunder, (b) on which a payment was made or required to be made pursuant to any of Section 2.16, Section 2.17, Article V, or Section 6.05 of the Sale and Contribution Agreement or Section 5.01 of the Undertaking and Replacement Agreement or (c) solely for the purposes of the definition of Reduction Amount, such Financing Contract became an Actual Write-Off or Deemed Write-Off, as applicable. Notwithstanding the foregoing, as to any Financing Contract for which a payment was required to be made under Section 6.04 of the Sale and Contribution Agreement, the “Future Payment Amount” with respect to such Financing Contract shall be an amount determined by Lender in good faith to be fairly allocable to payments that would otherwise have become due under such Financing Contract after the date of such required payment.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“GE Capital Control Account” has the meaning ascribed to it in Section 1.3(a)(ii) of this Agreement.

“GE Capital Termination Event” has the meaning ascribed to it in the Program Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Historical Loss Data” means the historical loss data tape in the form set forth as Annex C to this Agreement.

“Holdback Account” has the meaning ascribed to it in the Allocation Agreement.

“IM/Pooling Contracts” means Financing Contracts and agreements and instruments evidencing Other Obligations for which (i) amounts due from the Obligor thereunder are summarized and billed to such Obligor under a single, summary invoice on a monthly basis with detail pursuant to the IM System, (ii) amounts due from the Obligor thereunder are summarized and billed to such Obligor under a single, summary invoice on a monthly basis without detail pursuant to the IM System or (iii) amounts due from the Obligor thereunder are aggregated and billed to such Obligor on a monthly basis under a single, aggregate invoice pursuant to the Pooling System.

“IM System” means that certain management billing system referred to by Xerox as the “Invoice Management” or “IM” system and employed by the JV to administer certain Contracts in a manner such that amounts due from Obligors under one or more Contracts are summarized and billed to the Obligor under a single, summary invoice on a monthly basis (with or without detail).

“Incremental Borrowing Request” means, with respect to any proposed Incremental Term Loan, a written notice substantially in the form of Exhibit 1.1(c)(v) to this Agreement, containing (in each case, as determined in accordance with Annex E to this Agreement) (i) the original principal amount of the relevant Incremental Term Loan and (ii) the Discount Rate applicable thereto.

“Incremental Closing Date” means the date upon which Lender makes an Incremental Term Loan to Borrower;

“Incremental Data Certification” means, with respect to any proposed Incremental Term Loan, a written certification of Borrower, in the form of Exhibit 1.1(c)(ii) to this Agreement, containing (i) the Term Loan Advance Rate applicable to such Incremental Term Loan, (ii) a Statement of Cash Flows for the Candidate Financing Contracts, (iii) the Incremental Data File with respect to such Candidate Financing Contracts, (iv) the Tagging Date with respect to the Candidate Financing Contracts, (v) the Base Service Percentage and Base Supply Percentage applicable to the Candidate Financing Contracts , (vi) a certification that, except to the extent waived by Lender in writing or through the application of Section 1.1(e), (A) none of the Candidate Financing Contracts constitute Excluded Financing Contracts, (B) the inclusion of such Candidate Financing Contracts in the Data File would not result in any of the representations and warranties set forth in subclauses (a)(iv) (as to the valid transfer of the Candidate Financing Contracts and the related Transferred Assets), (a)(xii), (a)(xiii) and (b) through (e) of Section 4.01 of the Sale and Contribution Agreement being untrue or incorrect and (C) either the Concentration Percentage with respect to each Obligor under a Candidate Financing Contract does not exceed one percent (1%) or the Obligor Exposure with respect to such Obligor does not exceed the amount permitted for such Obligor by Section 2.4(v) of the Agreement.

“Incremental Data File” means, with respect to any Financing Contracts to be acquired by Borrower on a Closing Date after the Initial Closing Date pursuant to the Sale and Contribution Agreement, a computer disk, computer tape or other computer generated format setting forth the Financing Contract Information for such Financing Contracts.

“Incremental Financing Contract” means a Financing Contract to be acquired by Borrower from Xerox on a particular Incremental Closing Date pursuant to the Sale and Contribution Agreement and against which a related Incremental Term Loan is actually advanced.

“Incremental Term Loans” means a collective reference to the Existing Incremental Term Loans and the Additional Incremental Term Loans.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred ninety (90) days or more, but excluding obligations to trade creditors incurred in the ordinary course of business unsecured and that are not overdue by more than ninety (90) days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations (defined as, with respect to any lease to which such Person is a party, the amount of the obligation of such Person that, in accordance with GAAP, would appear on a balance sheet of such Person in respect of such lease) and the present value of future rental payments under synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnification Agreement” means that certain Indemnification Agreement dated as of the Initial Closing Date by and among Xerox, Borrower and MPE 2.

“Indemnified Person” means, (i) with respect to Lender, Lender and its Affiliates, and each of Lender’s and its Affiliates’ respective officers, directors, employees, attorneys, agents and representatives and (ii) with respect to Borrower, Borrower and its Affiliates, and each of Borrower’s and its Affiliates’ respective officers, directors, employees, attorneys, agents and representatives.

“Index Debt” means, with respect to any Person, any long-term, senior unsecured Indebtedness of such Person (without any third party credit enhancement).

“Initial Borrowing Request” means a written notice substantially in the form of Exhibit 2.1(b) to the Existing Loan Agreement containing (in each case, as determined in accordance with Annex E to the Existing Loan Agreement) (i) the original principal amount of the Initial Term Loan, (ii) the Discount Rate applicable thereto and (iii) the Targeted Principal Balance Schedule related thereto.

“Initial Closing Date” means November 20, 2001.

“Initial Data Certification” means a written certification, in the form of Exhibit 2.1(a) to the Existing Loan Agreement, containing (i) the proposed Initial Closing Date, (ii) the Term Loan Advance Rate applicable to the Initial Term Loan, (iii) the Historical Loss Data, (iv) a Statement of Cash Flows for the Initial Financing Contracts and (v) the Initial Data File.

“Initial Data File” means the computer disk, computer tape or other computer generated format setting forth the Financing Contract Information as to the Initial Financing Contracts.

“Initial Financing Contracts” means the Financing Contracts to be acquired by Borrower from Xerox on the Initial Closing Date pursuant to the Sale and Contribution Agreement.

“Initial Monetization Invoice” has the meaning ascribed to such term in the Sale and Contribution Agreement.

“Initial Term Loan” means the Existing Term Loan made by Lender to Borrower on the Initial Closing Date and described in item 1 on Schedule 1.1(a) hereto.

“Installment Payment” has the meaning ascribed to it in the Allocation Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” means the Internal Revenue Service, or any successor thereto.

“JV” means Xerox Capital Services, LLC, a Delaware limited liability company.

“JV Agreement” has the meaning ascribed to such term in the Program Agreement.

“JV Operational Date” means May 1, 2002.

“Lease Payment” has the meaning ascribed to it in the Allocation Agreement.

“Lender” means General Electric Capital Corporation and its permitted successors and assigns.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” means any action, claim, lawsuit, demand, investigation or proceeding before or by any Governmental Authority or before any arbitrator or panel of arbitrators.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Lockbox Account Agreement, the Payment Account Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or any other Person, or any employee of any of them, and delivered to Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all annexes, appendices, exhibits, schedules or other attachments thereto, and all permitted amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Payment Amount” has the meaning ascribed to it in the Sale and Contribution Agreement.

“Lockbox” has the meaning ascribed to it in the Lockbox Account Agreement.

“Lockbox Account Agreement” means that certain Lockbox Account Agreement by and between PNC Bank, National Association and the Collateral Agent dated as of the Initial Closing Date and acknowledged and agreed to by the Beneficial Owners and, solely for purposes of Section 1 thereof, Xerox, as amended and restated as of the Effective Date.

“Lockbox Concentration Account” has the meaning ascribed to it in the Lockbox Account Agreement.

“Lockbox Deposit Account” has the meaning ascribed to it in the Lockbox Account Agreement.

“Loss Component” has the meaning ascribed thereto on Annex E to this Agreement.

“Loss Rates” has the meaning ascribed thereto on Annex E to this Agreement, as the same may be adjusted from time to time in accordance with Section 6.20 of this Agreement.

“Margin Stock” has the meaning ascribed to it in Section 3.8.

“Market Segment” means, with respect to any Financing Contract, the classification by Xerox (in accordance with its past practices) of the Obligor thereunder into one of the following categories: “general markets”, “government” or “major account/named account”.

“Material Adverse Effect” means a material adverse effect on (a) Borrower’s ability to enforce its rights under the Related Transaction Documents (other than the Loan Documents), (b) Lender’s ability to enforce Borrower’s rights under such Related Transaction Documents, (c) the Collateral, Lender’s Liens on the Collateral or the priority of such Liens or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maximum Amount” means Five Billion Dollars ($5,000,000,000).

“Minimum Lease Payment” means, with respect to any Financing Contract that is in the form of a lease agreement, the periodic minimum lease payment due thereunder.

“Misapplied Proceeds” shall have the meaning ascribed to it in the Allocation Agreement.

“Misdirected Contract Payments” shall have the meaning ascribed to it in the Allocation Agreement.

“Misdirected Xerox Proceeds” shall have the meaning ascribed to it in the Allocation Agreement.

“Monetization Accounts” means a collective reference to the MPE 1 Account, the MPE 2 Account and the Sales Tax Account.

“Monthly Aggregate Payment Amount” means, with respect to any Term Loan and for each Settlement Period, all amounts deposited into the GE Capital Control Account in respect of such Term Loan during such Settlement Period minus (b) the amounts paid under Section 6(b) of the Allocation Agreement in respect of such Settlement Period.

“Moody’s” means Moody’s Investors Services, Inc.

“MPE 1 Account” has the meaning ascribed to it in the Allocation Agreement.

“MPE 2” means Xerox Lease Equipment LLC, a Delaware limited liability company.

“MPE 2 Account” has the meaning ascribed to it in the Allocation Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Xerox, Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Notes” has the meaning ascribed to it in Section 1.1(b).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding in bankruptcy by or against Borrower, whether or not allowed in such case or proceeding), fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents.

“Obligor” means, with respect to any Financing Contract, the party obligated to make payments with respect to such Financing Contract, including any obligor in respect of any Credit Enhancement.

“Obligor Exposure” means with respect to any Obligor, as of any date of determination, the sum of the net present value amounts as calculated by and reflected on the XEEP System as of the Tagging Date relating to a proposed Term Loan for (a) all Financing Contracts to be acquired by Borrower from Xerox pursuant to the Sale and Contribution Agreement on such date to which such Obligor or any Related Person (as defined in the Sale and Contribution Agreement) is a party or provides a Credit Enhancement plus (b) all Financing Contracts theretofore transferred by Xerox to Borrower pursuant to the Sale and Contribution Agreement and continued to be owned by Borrower as of such date to which such Obligor or any Related Person is a party or provides a Credit Enhancement, plus, from and after July 1, 2003, to the extent not reflected in the net present value amounts as calculated by and reflected on the XEEP System, all due but uncollected Lease Payments or Installment Payments, as applicable, relating to Financing Contracts referred to in clause (b).

“Obligor’s Rights” means a collective reference to the Obligor’s rights under a Financing Contract (including, without limitation, the Obligor’s rights to quiet enjoyment of the Equipment and to any Equipment purchase rights provided for in a Financing Contract).

“Other Obligations” means, in respect of each Obligor, any and all charges, debts, liabilities or obligations of such Obligor pursuant to a Serviced Asset other than those owing by such Obligor pursuant to and under Transferred Assets.

“Payment Account” has the meaning ascribed to it in the Payment Account Agreement.

“Payment Account Agreement” means that certain Payment Account Agreement dated as of the Initial Closing Date by and among the Beneficial Owners, Xerox, the JV and the Collateral Agent, as amended and restated as of the Effective Date.

“Payment Amount” has the meaning ascribed to it in the Sale and Contribution Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Periodic Installment Sale Payment” means, with respect to any Financing Contract which is in the form of an installment sale agreement, the periodic minimum installment sale payment thereunder.

“Permitted Delinquency” means, with respect to any Financing Contract, that the aggregate of (a) the number of due and uncollected payments, without giving effect to any right of set-off or any other rights and/or defenses of an Obligor thereunder, plus (b) the number of payments which shall have been suspended or waived plus (c) the number of months that have passed since the expiration of the Contractually Scheduled Term, is not greater than seven (7).

“Permitted Encumbrances” means the following encumbrances: (a) with respect to any Transferred Assets which do not constitute Credit Enhancements, Liens for Taxes not yet due and payable or which are being contested in accordance with Section 5.2(b), (b) presently existing or hereafter created Liens in favor of Lender and (c) Liens expressly permitted and contemplated by the Related Transaction Documents (other than the Loan Documents) as in effect on the Initial Closing Date.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, that Xerox, Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by Xerox, Borrower or any ERISA Affiliate.

“Policies” means the collection and servicing procedures referred to in the Portfolio Service Contract and which are in effect on the Initial Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of Lender.

“Pooling System” means that certain management billing system referred to by Xerox as the “Pooling System” and employed by the JV to administer certain Contracts in a manner such that the amounts due from Obligors under one or more Contracts are aggregated in respect of the copy volumes of a specific pool of machines and billed at a common meter rate to the Obligor on a monthly basis under a single, aggregate invoice.

“Portfolio” means a collective reference to the Financing Contracts acquired by Borrower from Xerox pursuant to the Sale and Contribution Agreement and against which the Term Loans were advanced by Lender.

“Portfolio Service Contract” means (i) for all periods prior to May 1, 2002 that certain Portfolio Service Contract dated as of the Initial Closing Date by and among Xerox, Borrower, MPE 2 and Lender pursuant to which Xerox shall be obligated to bill and collect the Financing Contracts on behalf of Borrower and (ii) for all periods from and after May 1, 2002, that certain Monetization Portfolio Service Contract dated as of May 1, 2002 by and among Borrower, MPE 2, Xerox, the JV and Lender, as amended and restated as of the Effective Date, as the same may be further amended, amended and restated, supplemented or modified from time to time.

“Portfolio Servicer” means (i) for the period commencing on November 20, 2001 through but excluding the JV Operational Date, Xerox as “Portfolio Servicer” under the Portfolio Service Contract and (ii) from and after the JV Operational Date, the JV (or any successor servicer of the Portfolio pursuant to the Portfolio Service Contract).

“Program Agreement” means that certain Program Agreement dated as of the Effective Date by and among Lender, Xerox, Borrower and MPE 2.

“Prospective Collateral Defect”, with respect to any (i) Candidate Financing Contract, any event or circumstance that would, or that Lender reasonably expects would, give rise to any meaningful adverse effect on (a) such Candidate Financing Contract and the related Purchased Assets, (b) the collectibility of such Candidate Financing Contract, (c) the availability or efficacy of any of the Lender’s rights and remedies under this Agreement or any of the other Related Transaction Documents (including, without limitation, Lender’s Liens on such Candidate Financing Contracts) or (d) Borrower’s title to such Candidate Financing Contract and the related Purchased Assets, and (ii) Financing Contracts comprising a part of the Portfolio, any event or circumstance that would, or that Lender reasonably expects would, give rise to any meaningful adverse effect (in relation to the Financing Contracts then comprising the Portfolio, taken as a whole) on (a) the Financing Contracts then comprising the Portfolio, (b) the collectibility of the Financing Contracts then comprising the Portfolio, (c) the availability or efficacy of any of Lender’s rights and remedies under this Agreement or any of the other Related Transaction Documents (including, without limitation, Lender’s Liens on such Candidate Financing Contracts) or (d) Borrower’s title to the Financing Contracts then comprising the Portfolio.

“QRT Financing Contract” means any Financing Contract that (i) has an Activation Date (A) in the case of a Financing Contract that is an XBS Agreement (or a component of an arrangement that historically would be treated by Xerox as XBS Agreement), prior to September 30, 2002 or (B) in the case of a Financing Contract other than a Financing Contract covered by clause (A), prior to April 1, 2002, (ii) is an IM/Pooling Contract described in clause (i) of the definition thereof or (iii) is a Simon Financing Contract.

“Qualified Plan” means a Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualifying Financing Contract” means, as of any date of determination, any Financing Contract which satisfies each of the following conditions:

(i) there are no payment defaults, delinquencies or suspensions of any Obligor’s payment obligations thereunder, in each case, other than a Permitted Delinquency with respect to such Financing Contract; and

(ii) no Bankruptcy Event shall have occurred and be continuing with respect to any Obligor under such Financing Contract.

“Rated Investment Grade” means that Xerox’s Index Debt shall be rated both at least “Baa3” by Moody’s and at least “BBB-” by S&P.

“Records” shall mean all Financing Contracts, Credit Enhancements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and/or maintained by Xerox, the Portfolio Servicer, MPE 2 or Borrower specifically with respect to the Transferred Assets and the Obligors.

“Reduction Amount” means, with respect to any Financing Contract as at any date of determination, the product of (A) the Future Payment Amount relating to such Financing Contract as at such date multiplied by (B) the Financing Contract Advance Rate applicable to such Financing Contract.

“Related Transaction Documents” means the Loan Documents, the XCC Transfer Agreement, the Sale and Contribution Agreement, the Contribution Agreement, the Escrow Agreement, the Transition Proceeds Agreement, the Undertaking and Replacement Agreement, the Portfolio Service Contract, the Separateness Agreement, the Indemnification Agreement, the Allocation Agreement, the Tax Administration Agreement, the Program Agreement, the Retained Business Servicing Agreement and all other agreements or instruments executed in connection with the Related Transactions pursuant to the Related Transaction Documents, in each case, as the same may be amended, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Related Transactions” means the borrowing of the Initial Term Loan on the Initial Closing Date, the borrowing of any other Term Loan on any Closing Date, any Tier I Transfer, any XCC Transfer, any Equipment and Tax Payment Transfer, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transaction Documents.

“Replaced Financing Contract” means, as of any date of determination, any Financing Contract (a) which was previously included in the Portfolio, (b) which was terminated by Xerox pursuant to Article V of the Sale and Contribution Agreement contemporaneously with the execution and delivery by Xerox of a Replacement Financing Contract with the same Obligor (or any Affiliate thereof) and (c) for which the Loan Payment Amount with respect thereto was received in the Payment Account as provided in Article V of the Sale and Contribution Agreement.

“Replacement Financing Contract” means a Financing Contract entered into by Xerox contemporaneously with the termination by Xerox (pursuant to Article 6.01(c) or (g) of the Sale and Contribution Agreement) of a Financing Contract then constituting a part of the Portfolio.

“Representatives” means with respect to any Person, any such Person’s employees, officers, directors, agents, attorneys, consultants, accountants, advisors and other representatives.

“Requirements of Law” shall mean, as to any Person, any law, treaty, statute, rule, regulation, common law or determination of an arbitrator or a court or other Governmental Authority and all official directives, consents, approvals, authorizations, guidelines, restrictions and policies of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including any environmental law.

“Responsible Person” means, with respect to any Person, any one of the following: an officer, senior manager or senior executive of such Person.

“Retained Business Servicing Agreement” has the meaning ascribed to it in the Program Agreement.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Contribution Agreement” means that certain Sale and Contribution Agreement dated as of the Initial Closing Date between Xerox and Borrower, as amended and restated as of the Effective Date.

“Sales Tax Account” has the meaning ascribed to it in the Allocation Agreement.

“Sales Tax Payments” has the meaning ascribed to it in the Allocation Agreement.

“Security Agreement” means that certain Security Agreement dated as of the Initial Closing Date by and between Borrower and Lender, as amended and restated as of the Effective Date.

“Separateness Agreement” means that certain Separateness Agreement dated as of the Initial Closing Date by and among Xerox, MPE 2 and Borrower, as amended and restated as of the Effective Date.

“Separateness/True Sale Concern” means any event or circumstance that would, or may reasonably be expected to, give rise (either alone or together with other then-existing facts or circumstances) to (a) a materially greater risk as to the substantive consolidation of Borrower or MPE 2 with Xerox, (b) the incurrence of liabilities (fixed or contingent) of Borrower other than liabilities permitted by Section 3.15 or (c) a materially greater risk as to Borrower’s acquisition of any Financing Contract being treated as anything other than a true sale and absolute transfer of such Financing Contract under the Bankruptcy Code.

“Service Coverage Test” has the meaning ascribed to it in the Sale and Contribution Agreement.

“Serviced Asset” has the meaning ascribed to it under each of (i) the Retained Business Servicing Agreement and (ii) the Portfolio Service Contract.

“Settlement Date” means, for each Term Loan and each Settlement Period related to such Term Loan, the sixteenth (16th) day after the end of such Settlement Period; provided that if such day is not a Business Day, then the Settlement Date shall be the next succeeding Business Day.

“Settlement Period” means with respect to any Term Loan, (a) initially, the period from the Tagging Date of such Term Loan to and including the last day of the calendar month in which such Closing Date occurred and (b) thereafter, each successive period commencing on the first day of each calendar month through and including the last day of such calendar month or, if earlier, the Termination Date.

“Settlement Report” means a report delivered by Portfolio Servicer to Lender pursuant to the Portfolio Service Contract one Business Day prior to any Settlement Date and setting forth, with respect to the Settlement Period ending immediately prior to such Settlement Date, the following information:

(a) the amount of interest income (net of losses) actually earned on funds on deposit in each of the respective Controlled Accounts during such Settlement Period;

(b) with respect to any Financing Contract for which payments were made or required to be made pursuant to any of Section 2.16, Section 2.17, Article V, Section 6.04 or Section 6.05 of the Sale and Contribution Agreement or Section 6.01 of the Undertaking and Replacement Agreement during such Settlement Period, (i) the date on which such payment was made or otherwise became due, (ii) the amount of such payment which was made or required to be made with respect to such Financing Contract, (iii) the amount of such payment with respect to such Financing Contract which was actually deposited in the GE Capital Control Account, (iv) other than with respect to payments required to be made under Section 6.04 of the Sale and Contribution Agreement, the Future Payment Amount with respect to such Financing Contract, (v) the Financing Contract Advance Rate applicable to such Financing Contract and (vi) the Term Loan to which such Financing Contract relates;

(c) the amount of all payments received in respect of a Financing Contract (other than payments referred to in clause (b) above or clause (i) below) deposited into the GE Capital Control Account during such Settlement Period and the Term Loan to which such Financing Contract relates;

(d) as to any Financing Contracts which became a Deemed Write-Off during such Settlement Period, (i) the Future Payment Amount with respect to such Financing Contract (determined as of the related Determination Date such Financing Contract became a Deemed Write-Off), (ii) the Financing Contract Advance Rate applicable to such Financing Contract and (iii) the Term Loan to which such Financing Contract relates;

(e) as to any Financing Contract which ceased to be a Deemed Write-Off during such Settlement Period, the amount by which the Targeted Principal Balance was previously reduced in respect of such Financing Contract and the Term Loan to which such Financing Contract relates;

(f) as to any Financing Contracts which became an Actual Write-Off during such Settlement Period, (i) the date upon which such Financing Contract became an Actual Write-Off, (ii) the Future Payment Amount with respect to such Financing Contract (determined as of the date such Financing Contract became an Actual Write-Off), (iii) the Financing Contract Advance Rate applicable to such Financing Contract and (iv) the Term Loan to which such Financing Contract relates;

(g) the Accrued Portfolio Servicing Amount for such Settlement Period;

(h) the amount of funds deposited by Borrower into the GE Capital Control Account pursuant to Section 5.13 of the Loan Agreement and (i) the Financing Contract to which such payment relates and (ii) the Term Loan to which such Financing Contract relates;

(i) with respect to any Financing Contract which was terminated or otherwise prepaid in full by an Obligor thereunder during such Settlement Period, (i) the date on which such Financing Contract was terminated or prepaid in full, (ii) the Loan Payment Amount with respect to such Financing Contract which was deposited into the Payment Account, (ii) the Future Payment Amount with respect to such Financing Contract, (iii) the Financing Contract Advance Rate applicable to such Financing Contract and (iv) the Term Loan to which such Financing Contract relates; and

(j) with respect to each Term Loan: (a) the Targeted Principal Balance of such Term Loan as of the immediately preceding Determination Date after taking into account the information set forth in subclauses (a) through (i) above, (b) the accrued but unpaid interest with respect to such Term Loan as of the immediately preceding Determination Date, (c) the amount of the Monthly Aggregate Payment Amount to be applied to the accrued and unpaid interest on such Term Loan, (d) the amount of the Monthly Aggregate Payment Amount to be applied to such Term Loan in order to reduce the outstanding principal balance thereof to the Targeted Principal Balance (as adjusted pursuant to clause (a) above) as of the immediately preceding Determination Date, (e) the amount of the Monthly Aggregate Payment Amount, if any, which is required to be applied to any other Term Loan in order to reduce the outstanding principal balance thereof to the Targeted Principal Balance applicable thereto (as adjusted pursuant to clause (a) above) as of the immediately preceding Determination Date and (f) the amount, if any, which should be distributed to the MPE 1 Account.

“Simon Financing Contract” has the meaning ascribed to it in the Sale and Contribution Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Investments” means book entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence any of the following:

(i) marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the such government), in each case maturing within one (1) year from the date of acquisition thereof;

(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and having, at such date, one of the two highest ratings obtainable from either S&P or Moody’s;

(iii) commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, at least the second highest credit rating obtainable from S&P or Moody’s;

(iv) certificates of deposit, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any bank organized under the laws of the United States or any state thereof or the District of Columbia or any country in the European Union (as it exists on the Effective Date) or Switzerland or any U.S. branch of a foreign bank which has at the date of acquisition thereof a combined capital and surplus of at least $100,000,000;

(v) repurchase agreements with a term of not more than seven (7) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above; and

(vi) Investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (i)-(v) above.

“Statement of Cash Flows means, with respect to the Financing Contracts to be acquired by Borrower from Xerox pursuant to the Sale and Contribution Agreement on a particular Closing Date, a spreadsheet prepared in Microsoft Excel, and containing the following information (with each Financing Contract being presented on a separate “Row”) as of the respective Tagging Dates for such Financing Contracts: (a) Column 1 – for each Row, the contract number or customer number assigned by Xerox with respect to such Financing Contract, (b) Column 2 – for each Row, the sum of all Lease Payments or Installment Payments, as applicable, (expressed in dollars) with respect to such Financing Contract, due and uncollected, including Lease Payments or Installment Payments, as applicable, for which invoices have been issued prior to such Tagging Date and (c) Columns 3 through end-for each Row, commencing with the first Lease Payment or Installment Payment, as applicable, (expressed in dollars) with respect to such Financing Contract for which an invoice has been or will be issued on or after such Tagging Date, the Lease Payment or Installment Payment, as applicable, due in the month in which such Tagging Date occurs and each month thereafter (inserting $0 when no Lease Payment or Installment Payment, as applicable, is due in a particular month).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Supply Coverage Test” has the meaning ascribed to it in the Sale and Contribution Agreement.

“Supporting Obligations” has the meaning ascribed thereto in the Code.

“Tagging Date” means (a) with respect to an Initial Financing Contract, October 2, 2001 and (b) with respect to any other Financing Contract, the date specified in the relevant Incremental Data Certification delivered under this Agreement.

“Targeted Principal Balance” means (i) with respect to any Existing Term Loan, the Existing Term Loan TPB for such Existing Term Loan and (ii) with respect to any Additional Incremental Term Loan, the Additional Incremental Term Loan TPB for such Additional Incremental Term Loan.

“Targeted Principal Balance Schedule” means, with respect to any Existing Term Loan, a schedule indicating the monthly Targeted Principal Balances of such Existing Term Loan prepared in accordance with Annex E of the Existing Loan Agreement and set forth in the Initial Borrowing Request or relevant Incremental Borrowing Request, as applicable (as each such Targeted Principal Balance may be reduced or increased from time to time in accordance with the definition thereof).

“Tax Administration Agreement” means that certain Tax Administration Agreement dated as of the Initial Closing Date by and between Xerox, Borrower and MPE 2, as amended and restated as of the Effective Date.

“Taxes” means any and all current or future taxes, levies, imposts, deductions, duty, charges or withholdings, assessment or other charge of whatever nature imposed by any governmental authority, but excluding therefrom (i) United States federal income taxes (whether imposed by withholding or otherwise) and taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conducts business or any political subdivision thereof, (ii) any tax (x) based upon receipts, franchise, capital, doing business or net worth, (y) in the nature of an intangible or similar tax upon or with respect to the value or principal amount of the interest of Lender in the Term Loans evidenced by this Agreement or (z) under the Michigan Single Business Tax, in each case in this clause (ii) to which Lender is subject (to the extent of the tax rate then in effect) on the date this Agreement is executed (iii) any tax resulting solely from the negligence or willful misconduct of Lender, (iv) any tax imposed as a result of the failure to provide to Borrower any form needed to obtain an exemption from or reduced rate of tax (the delivery of which by Lender is authorized by law), provided that Borrower has timely provided the form to Lender and requested in writing that Lender deliver the completed form to Borrower and (v) any tax imposed on or with respect to the transfer, assignment, participation or syndication by Lender of its interest, in whole or in part, in the Term Loans evidenced by this Agreement.

“Term Loan Advance Rate” has the meaning ascribed thereto on Annex E to this Agreement.

“Term Loans” means, collectively, the Incremental Term Loans and the Initial Term Loan.

“Termination Date” means the date on which all of the Term Loans have been indefeasibly repaid in full and all other Obligations under this Agreement and the other Loan Documents have been completely discharged, and Borrower shall not have any further right to borrow any monies under this Agreement.

“Termination Event” means the earliest to occur of any of the following: (a) the expiration of the Term (as defined in the Program Agreement and as the same may be extended from time to time in accordance therewith), (b) a GE Capital Termination Event shall have occurred, Lender shall have delivered to Xerox a written notice stating that Lender has elected to terminate the Program Agreement and the Termination Notice Period shall have expired, (c) a Xerox Termination Event (as defined in the Program Agreement) shall have occurred, Xerox shall have delivered a written notice to Lender stating that Xerox has terminated the Program Agreement and the Termination Notice Period shall have expired; (d) the date which is twelve (12) months following Lender’s receipt of notice of a Xerox Termination for Convenience (as defined, and delivered in accordance with the terms of, the Program Agreement) or (e) a Management Committee Termination (as defined in the Program Agreement) shall have occurred.

“Tier I Transfer” means any transfer by Xerox to Borrower of the Purchased Assets and the Transferred Equipment (as each is defined in the Sale and Contribution Agreement), in each case, in accordance with the terms of the Sale and Contribution Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA.

“Transferred Assets” means those assets acquired by Borrower pursuant to the Tier I Transfers, together with all of Borrower’s rights against Xerox under the Sale and Contribution Agreement.

“Transaction Parties” means a collective reference to XCC, Xerox, MPE 2, the Portfolio Servicer and Borrower.

“Transition Proceeds Agreement” means that certain Transition Proceeds Agreement dated as of the Initial Closing Date by and among Borrower and Lender, as amended and restated as of the Effective Date.

“Turbo Event” means any of the following events or circumstances:

(i) a Default under Section 7.1(b) or Event of Default has occurred and is continuing;

(ii) a GE Capital Termination Event has occurred and is continuing;

(iii) any of the representations or warranties contained in the following subsections shall not be true and correct in all respects as of any Settlement Date or Actual Application Date: Sections 3.1(a), 3.1(c), 3.3 (other than clauses (e) and (g) thereof) and Section 3.7;

(iv) any of the representation or warranties contained in clauses (e) or (g) of Section 3.3 shall not be true and correct with respect to all periods prior to any Incremental Closing Date with respect to (A) all agreements referred to in clause (e) that are material or (B) all consents or approvals required from any Person which is not also a Governmental Authority in respect of any material contract referred to in clause (A) above.

(v) the Borrower shall not be in compliance with any of the following covenants: Sections 5.16, 6.1 and 6.14;

(vi) Borrower shall not have good and marketable title to all of the Financing Contracts comprising the Portfolio free and clear of all Liens (except Liens in favor of Lender and Permitted Liens) and such failure has, or would reasonably be expected to, give rise to a Prospective Collateral Defect or a Separateness/True Sale Concern;

(vii) Lender shall not have a valid enforceable and first priority Lien on all of the Financing Contracts comprising the Portfolio and such failure has, or would reasonably be expected to give rise to, a Prospective Collateral Defect or a Separateness/True Sale Concern; or

(viii) Xerox or Borrower shall have failed to make any payment to Borrower or Lender due under any of the Related Transaction Documents within five (5) Business Days after written demand therefor from Lender unless (i) Xerox or Borrower, as the case may be, is in good faith disputing its obligation to make such payments and gives Lender written notice thereof and (ii) if the aggregate amount of all such disputed payments exceeds $250,000, Xerox or Borrower, as applicable, within two (2) Business Days after written request therefor from Lender, shall have deposited cash in an amount equal to the aggregate amounts so disputed into an escrow account (with documentation governing such account in form and substance reasonably satisfactory to Lender). Upon the request of Lender, any and all of Borrower’s rights in and to the Escrowed Funds shall constitute additional Collateral for the payment of the Obligations. Upon the resolution of the dispute pertaining to a particular amount of Escrowed Funds, such Escrowed Funds shall be released to the party legally entitled thereto (and if such party is Borrower or Lender, such funds shall be deposited directly from such escrow account into the Payment Account and allocated and distributed in accordance with the Allocation Agreement and Payment Account Agreement).

“Undertaking and Replacement Agreement” means that certain Undertaking and Replacement Agreement dated as of the Initial Closing Date by and between Xerox and Lender, as amended and restated as of the Effective Date.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Xerox, Borrower or any ERISA Affiliate as a result of such transaction.

“Uplift Payments” has the meaning ascribed to it in the Allocation Agreement.

“Waiver Request” has the meaning set forth in Section 1.1(c)(vi).

“Write-Off Policy” means the Xerox historical write off policy delivered to Lender pursuant to Section 2.3(q) of the Existing Loan Agreement and applied in a manner consistent with Xerox’s past practices.

“XCC” means Xerox Credit Corporation, a Delaware corporation.

“XCC Transfer” means the transfer by XCC to Xerox of certain Financing Contracts previously sold by Xerox to XCC, which such Financing Contracts shall be repurchased by Xerox from XCC pursuant to that certain XCC Transfer Agreement, free and clear of Liens prior to the transfer thereof by Xerox to Borrower.

“XCC Transfer Agreement” means that certain Asset Purchase Agreement dated as of the Initial Closing Date between Xerox and XCC.

“XEEP System” means that certain management information system as used by the JV to monitor and account for the Financing Contracts.

“Xerox” means Xerox Corporation, a New York corporation.

“XMC Code” means, with respect to any Financing Contract, the Xerox Marketing Code assigned to such Financing Contract on the date of its origination, which such Xerox Marketing Code is based upon the Standard Industrial Classification Code.

Unless otherwise specified, reference in this Agreement or any of the Appendices to an Article, Section, subsection or clause refer to such Article, Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Disclosure Schedules, as the same may from time to time be amended, restated, modified or supplemented in accordance with their terms, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

WHEREVER FROM THE CONTEXT IT APPEARS APPROPRIATE, EACH TERM STATED IN EITHER THE SINGULAR OR PLURAL SHALL INCLUDE THE SINGULAR AND THE PLURAL, AND PRONOUNS STATED IN THE MASCULINE, FEMININE OR NEUTER GENDER SHALL INCLUDE THE MASCULINE, FEMININE AND NEUTER GENDERS. THE WORDS “INCLUDING”, “INCLUDES” AND “INCLUDE” SHALL BE DEEMED TO BE FOLLOWED BY THE WORDS “WITHOUT LIMITATION”; THE WORD “OR” IS NOT EXCLUSIVE; REFERENCES TO PERSONS INCLUDE THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (TO THE EXTENT AND ONLY TO THE EXTENT PERMITTED BY THE LOAN DOCUMENTS) OR, IN THE CASE OF GOVERNMENTAL PERSONS, PERSONS SUCCEEDING TO THE RELEVANT FUNCTIONS OF SUCH PERSONS; AND ALL REFERENCES TO STATUTES AND RELATED REGULATIONS SHALL INCLUDE ANY AMENDMENTS OF THE SAME AND ANY SUCCESSOR STATUTES AND REGULATIONS. A FINANCING CONTRACT SHALL RELATE TO A PARTICULAR TERM LOAN IF THE PROCEEDS OF SUCH TERM LOAN WILL BE OR WERE USED BY BORROWER TO PAY XEROX THE PURCHASE PRICE OF SUCH FINANCING CONTRACT. WHENEVER ANY PROVISION IN THE LOAN AGREEMENT REFERS TO THE KNOWLEDGE (OR AN ANALOGOUS PHRASE) OF BORROWER OR ANY OTHER TRANSACTION PARTY, SUCH WORDS ARE INTENDED TO SIGNIFY THAT BORROWER OR SUCH OTHER TRANSACTION PARTY HAS ACTUAL KNOWLEDGE OR AWARENESS OF A PARTICULAR FACT OR CIRCUMSTANCE OR THAT BORROWER OR SUCH OTHER TRANSACTION PARTY, IF IT HAD EXERCISED REASONABLE DILIGENCE, WOULD HAVE KNOWN OR BEEN AWARE OF SUCH FACT OR CIRCUMSTANCE.

Annex E

to

Amended and Restated Loan Agreement

dated October 21, 2002

Calculation of Advance Rates, Discount Rate and Targeted Principal Balance

I    Defined Terms:

Unless defined herein, capitalized terms used in this Annex shall have the meanings ascribed to them in Annex A to the Loan Agreement.

“Financing Contract Advance Rate” means, with respect to any Financing Contract, an amount equal to one (1) minus the Loss Component (expressed as a decimal) attributable to such Financing Contract.

“Term Loan Advance Rate” means, with respect to any Term Loan, an amount equal to one (1) minus the Term Loan Loss Ratio applicable to such Term Loan. The “Term Loan Loss Ratio” with respect to a Term Loan shall be calculated as follows: (i) first, for each Financing Contract related to such Term Loan, calculate the net present value (derived using a discount rate of 6%) of all Lease Payments or Installment Payments, as applicable, which became due or are to become due on or after the relevant Tagging Date for such Financing Contract (as determined by taking the amount set forth for such Financing Contract in Columns C through the end of the Statement of Cash Flows delivered in connection with the Term Loan related thereto) (the “NPV Amount”), (ii) second, calculate the sum of the NPV Amounts for all Financing Contracts related to such Term Loan, (iii) third, for each Financing Contract related to such Term Loan, calculate the product of (a) the Loss Component attributable to such Financing Contract multiplied by (b) the NPV Amount for such Financing Contract (the “FC Loss Amount”), (iv) fourth, calculate the sum of the FC Loss Amounts for all Financing Contracts related to such Term Loan, and (v) fifth, divide the amount derived from clause (iv) by the number derived from clause (ii).

“Loss Component” means, with respect to any Financing Contract, an amount, determined as of the relevant Tagging Date, equal to:

(a) if such Financing Contract is currently paid or has four (4) or fewer Minimum Lease Payments or Periodic Installment Sale Payments, as applicable, due but uncollected, three (3) multiplied by the Loss Rate applicable to such Financing Contract;

(b) if such Financing Contract has five (5) Minimum Lease Payments or Periodic Installment Sale Payments, as applicable, due but uncollected, three and one-half (3.5) multiplied by the Loss Rate applicable to such Financing Contract;

(c) if such Financing Contract has six (6) Minimum Lease Payments or Periodic Installment Sale Payments, as applicable, due but uncollected, four (4) multiplied by the Loss Rate applicable to such Financing Contract; or

(d) if such Financing Contract has seven (7) minimum Lease Payments or Periodic Installment Sale Payments, as applicable, due but uncollected, four and one-half (4.5) multiplied by the Loss Rate applicable to such Financing Contract.

“Loss Rate” means, with respect to each Financing Contract, the loss rate set forth on Annex B to the Agreement, as determined by reference to the Credit Classification and Market Segment of such Financing Contract (as determined as of the date such Financing Contract was credit approved).

II    Data Input:

Using the password protected Microsoft Excel model created by GE Capital, a copy of which is attached (by disk or CD) as Attachment I hereto, for each Term Loan, input the data as follows (Note: references herein to worksheet and cell shall mean those worksheets and cell locations in the Microsoft Excel model):

1)	In cell F4 of the Assumptions worksheet, input the interest rate for the one (1) month US Dollar LIBOR rate determined by the British Bankers’ Association as of the Borrowing Request Delivery Date.

2)	In cell F5 of the Assumptions worksheet, input the interest rate for the two (2) month US Dollar LIBOR rate determined by the British Bankers’ Association as of the Borrowing Request Delivery Date.

3)	In cell F6 of the Assumptions worksheet, input the interest rate for the three (3) month US Dollar LIBOR rate determined by the British Bankers’ Association as of the Borrowing Request Delivery Date.

4)	In cell F7 of the Assumptions worksheet, input the interest rate for the six (6) month US Dollar LIBOR rate determined by the British Bankers’ Association as of the Borrowing Request Delivery Date.

5)

In cell F8 of the Assumptions worksheet, input the U.S. Dollar interest rate for one (1) year interest swaps determined by the International Swaps and Derivatives Association (ISDA) mid-market par swap rates. Rates are for a fixed rate payer in return for receiving three month

LIBOR, and are based on rates collected at 11:00 a.m. (local time in New York) by Garban Intercapital plc and published on Reuters page ISDAFIX1 as of the Borrowing Request Delivery Date.

6)	In cell F9 of the Assumptions worksheet, input the U.S. Dollar interest rate for two (2) year interest rate swaps determined by the International Swaps and Derivatives Association (ISDA) mid-market par swap rates. Rates are based on rates collected at 11:00 a.m. (local time in New York) by Garban Intercapital plc and published on Reuters page ISDAFIX1 as of the Borrowing Request Delivery Date.

7)	In cell FlO of the Assumptions worksheet, input the U.S. Dollar interest rate for three (3) year interest rate swaps determined by the International Swaps and Derivatives Association (ISDA) mid-market par swap rates. Rates are for a fixed rate payer in return for receiving three month LIBOR, and are based on rates collected at 11:00 a.m. (local time in New York) by Garban Intercapital plc and published on Reuters page ISDAFIX1 as of the Borrowing Request Delivery Date.

8)	In cell Fl 1 of the Assumptions worksheet, input the U.S. Dollar interest rate for four (4) year interest rate swaps determined by the International Swaps and Derivatives Association (ISDA) mid-market par swap rates. Rates are based on rates collected at 11:00 a.m. (local time in New York) by Garban Intercapital plc and published on Reuters page ISDAFIX1 as of the Borrowing Request Delivery Date.

9)	In cell F12 of the Assumptions worksheet, input the U.S. Dollar interest rate for five (5) year interest rate swaps determined by the International Swaps and Derivatives Association (ISDA) mid-market par swap rates. Rates are based on rates collected at 11:00 a.m. (local time in New York) by Garban Intercapital plc and published on Reuters page ISDAFIX1 as of the Borrowing Request Delivery Date.

10)	In cell F13 of the Assumptions worksheet, input the U.S. Dollar interest rate for seven (7) year interest rate swaps determined by the International Swaps and Derivatives Association (ISDA) mid-market par swap rates, Rates are based on rates collected at 11:00 a.m. (local time in New York) by Garban Intercapital plc and published on Reuters page ISDAFIX1 as of the Borrowing Request Delivery Date.

11)	In cell Fl7 of the Assumptions worksheet, input the applicable Term Loan Advance Rate.

12)	In cell C23 of the Assumptions worksheet, input the first monthly cash flow from Column C of the Statement of Cash Flows (representing the contractual Lease Payment or Installment Payment due in the month following the Tagging Date).

13)	In cell C24 of the Assumptions worksheet, input the second monthly cash flow from the Statement of Cash Flows (representing the contractual Lease Payment or Installment Payment due in the month following the month in which Closing Date occurs). Continue to enter each monthly cash flow from the Statement of Cash Flows downward in cells C25 through C111.

14)	In cell F15 of the Assumptions Worksheet, input the GE Capital Combined Tax Rate as of such date (as such term is defined in the Program Agreement).

From time to time Borrower may propose to Lender, for its consideration, an amendment to that portion of the Statement of Cash Flows data inputs referred to in items 12 and 13 of this Section II as Borrower may consider appropriate to reflect assumptions for prepayment, buyout, delinquency and write-off performance of the Portfolio as compared with the contractual repayment requirements and the mix inherent in such assumptions. Such amendment shall only be effective if Lender shall consent thereto in writing, in its sole discretion, in which case such amendment shall only be effective with respect to Additional Incremental Term Loans funded by Lender after the effective date of such amendment.

III    Location of Model Output:

After input of the initial data, the Microsoft Excel model will calculate the following, which may be found in the model as follows (Note: references herein to worksheet and cell shall mean those worksheets and cell locations in the Microsoft Excel model):

1)	The Discount Rate with respect to (a) the third through fifth Incremental Term Loans shall be the Blended for Term Rate found in cell M53 of the Blended for Term Worksheet (as such worksheet existed prior to the Amendment Effective Date) and (b) all Additional Incremental Term Loans shall be the Blended for Term Rate found in cell M106 of the Blended for Term worksheet. (Note: Computation of interest earned on the applicable Term Loan shall use a Discount Rate expressed to an accuracy of six decimal places, or four decimal places if expressed as a percentage.)

2)	The principal amount of the applicable Term Loan (e.g., the Term Loan Amount) can be found in cell El21 of the Blended for Term worksheet. (Note: Computation of the principal amount of the applicable Term Loan shall use a Discount Rate expressed to an accuracy of six decimal places, or four decimal places if expressed as a percentage.)

Schedule 1.1

to

Loan Agreement

Existing Term Loans

1.	Initial Term Loan:

(a) Original Principal Balance as of 10/14/02: $835,076,177

(b) Discount Rate: 5.2661%

2.	First Incremental Term Loan:

(a) Original Principal Balance as of 10/14/02: $340,371,789

(b) Discount Rate: 5.5998%

3.	Second Incremental Term Loan:

(a) Original Principal Balance as of 10/14/02: $266,058,005

(b) Discount Rate: 5.8877%

4.	Third Incremental Term Loan:

(a) Original Principal Balance as of 10/14/02: $499,015,108

(b) Discount Rate: 5.5502%

5.	Fourth Incremental Term Loan:

(a) Original Principal Balance as of 10/14/02: $208,076,370

(b) Discount Rate: 4.6984%

6.	Fifth Incremental Term Loan:

(a) Original Principal Balance as of 10/14/02: $314,536,914

(b) Discount Rate: 4.5959%